SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TEAM HEALTH HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2013

Dear Fellow Shareholders:

Please join us for Team Health Holdings, Inc. Annual Meeting of Shareholders on Wednesday, May 22, 2013, at 12:30 p.m. (Eastern Daylight Time) at the Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022.

In accordance with the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet, we sent shareholders of record at the close of business on March 28, 2013 a Notice of Internet Availability of Proxy Materials on or about April 9, 2013. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting.

Thank you for your continued support of Team Health Holdings, Inc.

Sincerely,

H. Lynn Massingale, M.D.

Executive Chairman

Greg Roth

President and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on March 28, 2013, you were a shareholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 21, 2013 to be counted.

To vote by proxy if you are a shareholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

TEAM HEALTH HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	12:30 p.m. (Eastern Daylight Time) on Wednesday, May 22, 2013

PLACE	Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022

ITEMS OF BUSINESS	1.	To elect the three Class I director nominees listed herein.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

3.	To approve Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan.

4.	To approve Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan.

5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 28, 2013.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Heidi Solomon Allen

Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be,

on or about April 9, 2013.

TEAM HEALTH HOLDINGS, INC.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Telephone: (865) 693-1000

PROXY STATEMENT

Annual Meeting of Shareholders

May 22, 2013

12:30 p.m. (Eastern Daylight Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of Team Health Holdings, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 22, 2013 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class I director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

•	Proposal No. 3: Approval of Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan.

•	Proposal No. 4: Approval of Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan.

Who is entitled to vote?

Shareholders as of the close of business on March 28, 2013 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 68,567,507 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the three Class I director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal No. 2), approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

Under current New York Stock Exchange rules, approval of Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan (Proposal No. 3) requires the affirmative vote of a majority of the votes cast on the proposal; provided that a majority of the outstanding shares of common stock are voted on the proposal.

Under Section 162(m) of the Internal Revenue Code, approval of Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan (Proposal No. 4) requires a majority of the votes cast on the proposal.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal No. 2). For proposal No. 2, abstentions will have the effect of a vote “against” the proposal.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the approval of Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan (Proposal No. 3). For proposal No. 3, abstentions are considered “votes cast” under the current New York Stock Exchange rules and thus will have the effect of a vote “against” the proposal and will be counted in determining whether a majority of the outstanding shares of common stock are voted on the proposal. Broker non-votes will not count as votes cast “FOR” or “AGAINST” with respect to Proposal No. 3 and will have no effect on the outcome of the proposal, assuming a majority of the outstanding shares of common stock are otherwise voted on the proposal.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the approval of Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan (Proposal No. 4). For proposal No. 4, abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of Proposal No. 4.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” proposal Nos. 2, No. 3 and No. 4 as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

•	“FOR” the approval of Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan.

•	“FOR” the approval of Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 21, 2013 for the voting of shares held by shareholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 21, 2013.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 21, 2013;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 21, 2013;

•	Submitting a properly signed proxy card with a later date that is received no later than May 21, 2013; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Team Health Holdings, Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board of Directors divided into three classes: H. Lynn Massingale, M.D., Neil P. Simpkins and Earl P. Holland constitute a class with a term that expires at the Annual Meeting of Shareholders in 2013 (the “Class I Directors”); Greg Roth, James L. Bierman and Mary R. Grealy constitute a class with a term that expires at the Annual Meeting of Shareholders in 2014 (the “Class II Directors”); and Glenn A. Davenport, Steven B. Epstein and Vicky B. Gregg constitute a class with a term that expires at the Annual Meeting of Shareholders in 2015 (the “Class III Directors”).

Upon the recommendation of the Nominating Committee, the full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2016: H. Lynn Massingale, M.D., Neil P. Simpkins and Earl P. Holland. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of H. Lynn Massingale, M.D., Neil P. Simpkins and Earl P. Holland. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2013

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Class I – Nominees for Term Expiring in 2016

Name	Age	Principal Occupation and Other Information
H. Lynn Massingale, M.D.	60	A member of our Board since November 2005 and Executive Chairman since May 2008. Prior to May 2008, Dr. Massingale had been the Chief Executive Officer and director of Team Health, Inc. since 1994 and also held the title of President until October 2004. Dr. Massingale previously served as President and Chief Executive Officer of Southeastern Emergency Physicians, a provider of emergency physician services to hospitals in the Southeast and the predecessor of Team Health, Inc., which Dr. Massingale co-founded in 1979. Dr. Massingale served as the director of Emergency Services for the state of Tennessee from 1989 to 1993. Dr. Massingale is a graduate of the University of Tennessee Medical Center for Health Services.

Neil P. Simpkins	47	A member of our Board since November 2005. Mr. Simpkins has served as a Senior Managing Director of The Blackstone Group, L.P., an investment and advisory firm, since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves as Lead Director of the board of directors of TRW Automotive Inc. and is a director of Vanguard Health Systems, Inc., Apria Healthcare Group, Inc., Emdeon, Inc. and Summit Materials.

Name	Age	Principal Occupation and Other Information
Earl P. Holland	67	A member of our Board since November 2005. Mr. Holland has over 32 years of experience working in the healthcare industry. Mr. Holland previously held several positions with Health Management Associates, Inc., an operator of acute care hospitals, including the positions of Vice Chairman and Chief Operating Officer until he retired in January 2001. Mr. Holland is on the boards of two private companies; Cornerstone National Insurance in Columbia, MO and Imagistx, Inc., a cancer detection research company based in Las Vegas, NV. Mr. Holland served as a director of Rural/Metro Corporation, a public company in the medical transportation business, until June 2011. He chaired the Compensation Committee of the Board of Directors of Rural/Metro Corporation and also served on its Governance Committee. Mr. Holland graduated from Southeast Missouri State University with a B.S. degree in business administration.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class II – Directors Whose Term Expires in 2014

Name	Age	Principal Occupation and Other Information
Greg Roth	56	A member of our Board and President and Chief Executive Officer since May 2008. Prior to May 2008, Mr. Roth was President and Chief Operating Officer since November 2004. Prior to joining TeamHealth, Mr. Roth had been employed by HCA—Hospital Corporation of America, a provider of healthcare services, since January 1995. Beginning in July 1998, Mr. Roth served as President of HCA, Ambulatory Surgery Division. Prior to his appointment as President, Mr. Roth served in the capacity of Senior Vice President of Operations, Western Region from May 1997 to July 1998 and the Division’s Chief Financial Officer from January 1995 to May 1997. Prior to these positions, Mr. Roth held various positions in the healthcare industry.

James L. Bierman	60	A member of our Board since August 2010. Mr. Bierman is Executive Vice President and Chief Operating Officer since March 2012 of Owens & Minor, Inc., a FORTUNE 500 company and a leading distributor of medical and surgical supplies. Previously, Mr. Bierman served as Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and as Senior Vice President and Chief Financial Officer from June 2007 to April 2011, at Owens & Minor, Inc. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Mr. Bierman is a former director of Quintiles Transnational Corp. and of Pharma Services Holding, Inc., (a parent company). Prior to joining Quintiles Transnational Corp., Mr. Bierman was a partner of Arthur Andersen LLP from 1988 to 1998. Mr. Bierman earned his MBA at Cornell University’s Johnson Graduate School of Management and his undergraduate degree at Dickinson College.

Name	Age	Principal Occupation and Other Information
Mary R. Grealy	64	A member of our Board since October 2012. Ms. Grealy has served as President of the Healthcare Leadership Council (HLC), a coalition of chief executives of the nation’s leading healthcare companies and organizations, since 1999. As a widely recognized expert in the field of health legislation and a member of the not-for-profit board of Duquesne University and a member of the American Health Lawyers Association, Ms. Grealy frequently serves as a public speaker around the country. Ms. Grealy has strong credentials within the hospital community, bringing 33 years of consulting and advising experience to the board as part of leading trade associations, testifying before Congress, and lobbying at various levels of government. Ms. Grealy formerly served as the Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals. Ms. Grealy began her career in the healthcare industry as a Legislative Assistant to U.S. House of Representatives’ Ways and Means Subcommittee on Health, during the Carter Administration. Ms. Grealy is a graduate of Duquesne University School of Law in Pittsburgh and earned her undergraduate degree at Michigan State University.

Class III – Directors Whose Term Expires in 2015

Name	Age	Principal Occupation and Other Information
Glenn A. Davenport	59	A member of our Board of Directors since November 2005. From March 2007 to February 2009, Mr. Davenport was President of Horizon Software International, LLC, a company specializing in food service technology. Until his retirement in August 2006, Mr. Davenport served as Chairman and Chief Executive Officer of Morrison Management Specialists, a member of Compass Group. Prior thereto, he served in various management capacities with Morrison Restaurants, Inc. since 1973. Mr. Davenport serves as a director of Cracker Barrel Old Country Stores.

Steven B. Epstein	69	A member of our Board of Directors since August 2011. Mr. Epstein is the founder and a senior member of the law firm, Epstein Becker & Green, P.C., which is recognized as one of the country’s leading healthcare law firms. Mr. Epstein also serves as a legal advisor to healthcare entities throughout the U.S. Mr. Epstein received his B.A. from Tufts University, where he served on the Board of Trustees from 1999 to 2009 until being appointed Director Emeritus, and his J.D. from Columbia Law School, where he serves as Chairman of the Law School’s Board of Visitors. In 2009, Mr. Epstein received Columbia Law School’s most prestigious award – its Medal of Excellence. In addition, Mr. Epstein serves as a director of many healthcare companies, including Catamaran Corporation, Inc., a public pharmacy benefit management company, and Discovery Health, a public South African healthcare company. He served as a director of Emergency Medical Services Corporation until May 2011. He also serves as an advisor to several venture and private equity firms.

Name	Age	Principal Occupation and Other Information
Vicky B. Gregg	58	A member of our Board since January 2013. Ms. Gregg served as the Chief Executive Officer and as a Director of BlueCross BlueShield of Tennessee (“BCBST”), a not-for-profit organization that, together with its subsidiaries, provides a comprehensive range of group and individual health insurance plans, products and services, from February 2003 until December 2012. Before becoming Chief Executive Officer of BCBST, Ms. Gregg served as BCBST’s President and Chief Operating Officer, overseeing all aspects of the company’s day-to-day operations, and prior to that occupied several senior leadership positions at BCBST. Prior to joining BCBST, Ms. Gregg served as a Market Vice President of Humana in Kentucky and Ohio. Ms. Gregg has served as a Director of First Horizon National Corporation since January 2011, serves on the boards of a number of other non-profit and trade organizations, and in the past has also served on several appointed commissions, including the Tennessee Governor’s Roundtable. Ms. Gregg attended the University of Tennessee at Chattanooga and the Erlanger School of Nursing.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee; the Compensation Committee; the Nominating/Governance Committee and the Compliance Committee.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards (which are included as an annex in our Corporate Governance Guidelines and may be found on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com) set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the Board will determine in its judgment whether such relationship is material.

The Nominating/Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Simpkins, Holland, Davenport, Bierman and Epstein, and Ms. Grealy and Gregg are independent under the categorical standards for director independence set forth in the Corporate Governance Guidelines and for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange. Our Board has also determined that Messrs. Holland, Davenport and Bierman are “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

In making its independence determinations, the Board considered and reviewed transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors are affiliated. Specifically, the Board’s independence determinations included reviewing legal fees paid to Epstein Becker & Green, P.C. where Mr. Epstein, a firm founder, is a member of the firm.

Board Structure

Our Board currently consists of an Executive Chairman position that is separate from the position of Chief Executive Officer. The Board believes that the decision of whether to combine or separate the positions of CEO and Chairman of the Board will vary from company to company and depend upon a company’s particular circumstances at a given point in time. For our company, the Board currently believes that separating the CEO and Executive Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. Accordingly, Dr. Massingale serves as Executive Chairman, while Mr. Roth serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Dr. Massingale’s attention to Board and committee matters allows Mr. Roth to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating/Governance Committee	Compliance Committee
James L. Bierman	X, Chair		X
Glenn A. Davenport	X	X, Chair
Steven B. Epstein				X, Chair
Mary R. Grealy				X
Earl P. Holland	X	X	X, Chair
H. Lynn Massingale
Greg Roth				X
Neil P. Simpkins		X
Vicky Gregg

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of shareholders. During the year ended December 31, 2012, the Board held nine meetings, the Audit Committee held eight meetings, the Compensation Committee held seven meetings, the Nominating/Governance Committee held five meetings and the Compliance Committee held one meeting. All of our current directors, other than Ms. Gregg who was appointed to the Board in January 2013, attended 78% or more of the meetings of the Board and relevant committee meetings in 2012 or, in the case of Ms. Grealy, in the period in 2012 during which she served as a member of the Board. All of our current directors attended the 2012 annual meeting, with the exception of Ms. Grealy and Ms. Gregg who were appointed to the Board subsequent to the meeting.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange. In addition, our Board has determined that Mr. Bierman qualifies as an audit committee financial expert as defined by applicable SEC regulations. The Board reached its conclusion as to Mr. Bierman’s qualification based on, among other things, his experience as Chief Financial Officer of Owens & Minor, Inc. and his prior experience as Chief Financial Officer of Quintiles Transnational Corp. and as a partner at Arthur Andersen LLP.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Audit Committee, and include the following:

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carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and, in coordination with the Compliance Committee, our compliance with legal and regulatory requirements;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

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reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to board of directors in general. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act, and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Compensation Committee, and include the following:

•	establishing and reviewing, on an annual basis, the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

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evaluating the performance of the Executive Chairman and Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Executive Chairman and Chief Executive Officer;

•	overseeing and approving the management continuity planning process;

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reviewing and approving or making recommendations to the Board of Directors on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

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reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to the Board for

inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in November 2012, the Compensation Committee engaged the services of Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant.

All executive compensation services provided by CAP were conducted under the direction or authority of the Compensation Committee, and all work performed by CAP was pre-approved by the Compensation Committee. Neither CAP nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. Prior to CAP’s retention by the Committee, the Compensation Committee evaluated whether any work provided by CAP raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2012, CAP’s services to the Compensation Committee included, among other things:

•	reviewing and advising with respect to potential changes to stock incentive and annual management incentive plans;

•	preparing comparative analyses of executive compensation levels and design at peer group companies;

•	assisting the Compensation Committee in assessing the pay for performance alignment of the Company’s compensation program; and

•	reviewing and evaluating our overall compensation structure in light of organizational objectives.

A CAP representative participated in one of the seven Compensation Committee meetings in 2012.

Compliance Committee

The purpose of the Compliance Committee is to assist the Board of Directors with the review and oversight of matters related to compliance with federal healthcare program laws and requirements and applicable state healthcare laws, including relevant laws, regulations and regulatory guidance. The duties and responsibilities of the Compliance Committee include the following:

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promoting a Company-wide culture of compliance through oversight of and coordination with management on development and implementation of a robust and effective compliance program consistent with the seven elements described in its charter;

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reporting to the Board on a periodic basis on findings, recommendations and any other matters the Compliance Committee deems appropriate or the Board requests, including reporting at least annually to the Board on its assessment of the ability of the compliance program to meet its compliance obligations;

•	annually reviewing and approving a work plan prepared by the Compliance Officer, which sets forth the Company’s plan for maintaining an effective compliance program;

•	annually overseeing an effectiveness evaluation of the compliance program, either through internal or external means, and submitting any recommended changes to the Board for its consideration; and

•	coordinating with the Audit Committee with respect to compliance matters relating to financial matters.

Nominating/Governance Committee

All members of the Nominating/Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to board of directors in general and nominating committees in particular.

The duties and responsibilities of the Nominating/Governance Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Nominating/Governance Committee, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by shareholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Oversight of Risk Management

The Company is exposed to a number of enterprise risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Company’s Chief Financial Officer is primarily responsible for the Company’s enterprise risk management function and regularly works closely with the Company’s senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and, as described below, the Audit Committee and the Board, regarding the Company’s risk management policies and procedures.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures and the Compliance Committee plays a key role in matters related to the Company’s compliance with federal and state healthcare regulatory program laws, regulations and guidance. In this regard, the Audit Committee discusses with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. Specifically, the Audit Committee meets with the Company’s Chief Financial Officer periodically throughout the year, as necessary to discuss the risks facing the Company, including, in particular, any new risks that may have arisen since they last met.

The Compensation Committee is responsible for oversight of risks relating to compensation programs and reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company. CAP, the Committee’s compensation consultant undertook a comprehensive review of the company’s incentives, which it reviewed and discussed with the Compensation Committee. Cap advised the Compensation Committee that based on their review they did not find there were any issues that would encourage excessive risk taking.

In addition, the Compliance Committee is responsible for oversight of matters relating to compliance with federal healthcare program laws and requirements and applicable state health care laws, including relevant laws, regulations, and regulatory guidance. The Compliance Committee relies upon the expertise and knowledge of the Company’s management, including its Chief Legal Officer and Compliance Officer. The Chairs of the Audit and Compliance Committees meet periodically throughout the year, as necessary to discuss any healthcare regulatory risks that may have a material adverse effect on the Company.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The Audit, Compensation, Compliance and Nominating/Governance Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation and Nominating/Governance Committee charters and other corporate governance information are available on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com. Any shareholder also may request them in print, without charge, by contacting the Corporate Secretary at Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919.

Code of Conduct

We maintain a Code of Conduct that is applicable to all of our directors, officers, employees and affiliated independent contractor medical professionals, including our Executive Chairman, Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Code of Conduct.

As described in our Code of Conduct, we maintain the TeamHealth Compliance Hotline by which the Company’s directors, officers, employees and affiliated independent contractor medical professionals (referenced individually as an “Associate” and collectively as “Associates”) are provided with three avenues through which they can address any ethical questions or concerns: a toll-free phone line, a fax, and a website. The TeamHealth Compliance Hotline is available 24 hours a day, 7 days a week. The hotline has a toll-free number for Associates. Associates may also access the hotline system and report integrity concerns via the Web. Associates can choose to remain anonymous in using the Hotline. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any Associate who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating/Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating/Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating/Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating/Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating/Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating/Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating/Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating/Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating/Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. Finally, many of our directors possess substantial expertise in advising and managing companies in various segments of the healthcare industry.

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Dr. Massingale has significant experience in the healthcare industry, having managed the Company since 1994 and having served as director of Emergency Services for the State of Tennessee from 1989 to 1993.

•	Mr. Roth has significant healthcare experience, having served in executive positions in various segments of the healthcare industry, such as President, Ambulatory Surgery Division of HCA.

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Mr. Simpkins, an executive at the Blackstone Group, L.P., our former principal shareholder, has significant financial and investment experience from his involvement in Blackstone’s investments in numerous portfolio companies, particularly those in the healthcare industry, and has played active roles in overseeing those businesses, including serving as director for Emdeon, Vanguard Health Systems, Inc. and Apria Healthcare Group, Inc.

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Mr. Holland is knowledgeable about the healthcare industry, having served as Vice Chairman and Chief Operating Officer of Health Management Associates, Inc. and as director of several other public companies, including Rural/Metro Corporation.

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Mr. Davenport is experienced in management, having served as President of Horizon Software, Chairman and Chief Executive Officer of Morrison Management Specialists and in other management capacities with Morrison Restaurants, Inc.

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Mr. Bierman has both health care and accounting experience, serving as Senior Vice President and Chief Operating Officer for Owens & Minor and having served as Chief Financial Officer of Quintiles Transnational Corp. and as a partner at Arthur Andersen LLP.

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Mr. Epstein is the founder and a senior member of Epstein Becker & Green, P.C., which is recognized as one of the country’s leading healthcare law firms. He has significant experience in advising a wide range of health care organizations and providers with strategic legal guidance. He serves as a director of many healthcare companies, including Catamaran Corporation, Inc. and Discovery Health, and served as a director of Emergency Medical Services Corporation until May 2011. He also serves as an advisor to several venture and private equity firms.

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Ms. Grealy is a widely recognized expert in the field of health legislation who also brings experience in management. She is currently the President of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations. A lawyer by training, she also has strong credentials with the hospital community having formerly served as Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals.

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Ms. Gregg has relevant technical skills and industry knowledge. She has healthcare and recent business leadership experience having served as Blue Cross Blue Shield of Tennessee’s Chief Executive Officer from 2003 to 2012. She has extensive knowledge of healthcare plans, having served as the chair of that industry’s leading trade organization, America’s Health Insurance Plans (AHIP), and still serves on its Foundation Board.

In 2012, this process resulted in the Nominating/Governance Committee’s recommendation to the Board, and the Board’s nomination, of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating/Governance Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2014 Annual Meeting”.

Communications with the Board

As described in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Compliance or Nominating/Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to them c/o Corporate Secretary, 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919 or (2) sending an e-mail to Corporate_Secretary@teamhealth.com. The Corporate Secretary will forward such correspondence to the appropriate party. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Dr. H. Lynn Massingale, whose biographical information is presented under “Class I – Directors Whose Term Expires in 2013” and Mr. Greg Roth, whose biographical information is presented under “Class II – Directors Whose Term Expires in 2014.”

Name	Age	Principal Occupation and Other Information
David P. Jones	45	Our Chief Financial Officer since May 1996. In November 2010, Mr. Jones assumed the title of Executive Vice President and Chief Financial Officer. From 1994 to 1996, Mr. Jones was our Controller. Prior to that, Mr. Jones worked at Pershing, Yoakley and Associates, a regional healthcare audit and consulting firm, as a Supervisor. Before joining Pershing, Yoakley and Associates, Mr. Jones worked at KPMG Peat Marwick as an Audit Senior. Mr. Jones received a B.S. in Business Administration from the University of Tennessee.

Heidi S. Allen	59	Our Senior Vice President and General Counsel since June 2008. From February 2003 to June 2008, Ms. Allen was Associate General Counsel, U.S. Litigation and Investigations, for Sanofi, a major global pharmaceutical company. Admitted to and a member in good standing of the legal bars of Tennessee, South Carolina and New Jersey, Ms. Allen has more than 15 years of experience advising corporations on healthcare law, including a position as Associate General Counsel, Head of Litigation, for Blue Cross Blue Shield of New Jersey. She also served as an Assistant United States Attorney for 11 years. Ms. Allen received a B.A. from the University of Pennsylvania and a J.D. from Rutgers School of Law.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2013.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2012 financial statements, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2012 and 2011 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2012	2011
Audit fees(1)	$917,027	$882,661
Audit-related fees(2)	807,600	203,602
Tax fees(3)	116,257	24,960
All other fees(4)	1,995	1,995

Total:	$1,842,879	$1,113,218

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the review of financial statements included in Forms 10-Q and Forms 10-K. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for services performed by Ernst & Young LLP that are related to the Company’s SEC filings and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for products and services provided by Ernst & Young LLP, other than those services described above.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL NO. 3—APPROVAL OF TEAM HEALTH HOLDINGS, INC. AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

Shareholders are being asked to consider and approve an amendment and restatement of the Company’s 2009 Stock Incentive Plan (as amended, the “Amended SIP”). The Amended SIP, if approved, will permit the Company to make equity-based and other incentive awards that are intended to qualify as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company’s 2009 Stock Incentive Plan (the “Existing SIP”) was originally adopted by the Company prior to its initial public offering in 2009 to facilitate equity and incentive grants to the Company’s employees, directors, consultants and other service providers. The Company initially reserved 15,100,000 shares of common stock for issuance under the Existing SIP, and the Company is not seeking to increase that share reserve at this time. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits a company’s ability to deduct annual compensation in excess of $1,000,000 paid to any of the company’s Chief Executive Officer or its next three highest compensated executive officers (other than its Chief Financial Officer), unless the compensation qualified as “performance based compensation” within the meaning of Section 162(m). A special transition relief rule exempted compensation paid under the Existing SIP from Section 162(m) prior to the date of the Company’s 2013 Annual Meeting of Shareholders. Since that transition relief is now scheduled to expire, the Company is seeking shareholder approval of the Amended SIP to facilitate the ability to make future grants under the Amended SIP qualify as “performance based compensation” for purposes of Section 162(m). The Amended SIP also provides for an extension of the plan term until the 10th anniversary of 2013 Annual Meeting of Shareholders. Additionally, the Amended SIP reflects certain changes to performance goals, annual grant limits and certain other technical changes as compared to the Existing SIP.

For a discussion of the Amended SIP, see “Material Features of the Amended SIP” below. The Amended SIP is set forth in Appendix A hereto.

Material Features of the Amended SIP

The following is a brief summary of the material features of the Amended SIP. Because this is only a summary, it does not contain all the information about the Amended SIP that may be important to you and is qualified in its entirety by the full text of the Amended SIP as set forth in Appendix A hereto.

Purpose

The purpose of the Amended SIP is to aid the Company and its affiliates in recruiting and retaining key employees, directors, consultants or other service providers and to motivate those employees, directors, consultants or other service providers to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of “Awards”, which consist of options, stock appreciation rights, other stock-based Awards or performance-based Awards granted pursuant to the Amended SIP. All employees, directors, or other service providers of the Company and its affiliates are eligible to participate in the Amended SIP if they are selected by the Compensation Committee of the Board of Directors (the “Committee”) to participate in the Amended SIP (any such individual, a “Participant”). As of March 28, 2013, approximately 8,200 employees, approximately 3,000 independent contractors and seven non-employee directors are eligible to participate in the Amended SIP.

Shares Subject to Plan

A total of 15,100,000 shares of common stock were initially authorized for issuance under the Existing SIP. As of March 28, 2013, 4,875,658 shares of common stock have been issued under the Existing SIP pursuant to previously settled awards, and 5,819,511 shares of common stock are subject to outstanding Awards under the Existing SIP, leaving 4,404,831 shares of common stock available for future grants of Awards under the Existing SIP. As noted above, the Amended SIP will not increase the overall share reserve available for future grants. The

Amended SIP provides that no more than 1,000,000 options or stock appreciation rights and no more than 500,000 shares subject to other stock-based awards may be granted to any Participant under the Amended SIP during any fiscal year. The issuance of shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of shares available under the Amended SIP. Shares subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Amended SIP.

Administration

The Amended SIP shall be administered by the Committee; provided, however, that any action permitted to be taken by the Committee may be taken by the Board of Directors in its discretion. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each intended to be “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, “independent directors” within the meaning of the New York Stock Exchanges listed company rules and “outside directors” within the meaning of Section 162(m), to the extent such qualification requirements apply in connection with contemplated Award grant. The Committee may delegate the authority to grant Awards under the Amended SIP to any employee or employee group; provided that such delegation and grants are consistent with applicable law and guidelines as established by the Board; and provided, further, that no such delegation shall be permitted with respect to grants of Awards to Participants who are executive officers or members of the Board.

The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Amended SIP and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Under the Amended SIP, the Committee has discretion to make Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company. The number of shares underlying such substitute awards shall be counted against the aggregate number of shares available for Awards under the Amended SIP.

Awards

Stock options granted under the Amended SIP shall be non-qualified stock options unless specifically identified as incentive stock options (“ISOs”) within the meaning of the Code. The Committee shall determine the option price per share, but it shall not be less than 100% of the fair market value of the Company’s common stock underlying such options on the date the option is granted (other than in the case of options granted in substitution of previously granted awards). The maximum term for stock options granted under the Amended SIP is ten years from the initial date of grant. The repricing of an option once granted under the Amended SIP is prohibited without prior approval of the Company’s shareholders.

Stock appreciation rights granted under the Amended SIP may be granted in connection with or independent of stock options. The Committee shall determine the exercise price per share of a stock appreciation right but it shall not be less than 100% of the fair market value of a share of common stock of the Company on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards); provided, however, that in the case of a stock appreciation right granted in conjunction with an option, the exercise price may not be less than the option price of the related option; and provided, further, that the exercise price of a stock appreciation right that is granted in exchange for an option may be less than the fair market value on the grant date if such exercise price is equal to the option price of the exchanged option. In no event shall a stock appreciation right be exercisable more than ten years after the date it is granted. The repricing of a stock appreciation right is prohibited without prior approval of the Company’s shareholders.

The Committee may grant or sell other stock-based Awards which are Awards of shares, restricted shares, restricted stock units, dividend equivalent units and Awards that are valued by reference to, or are otherwise based on the fair market value of shares of common stock of the Company, but the Committee shall not award any dividend equivalent payment or unit of value with respect to options.

Performance-based Awards may be granted under the Amended SIP. Such Awards are denominated in shares of common stock of the Company or cash. Performance-based Awards may be (but are not required to be) granted in a manner that would cause the Award to be deductible by the Company under Section 162(m) of the Code. A Participant’s performance-based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee. Such determination shall be made while the outcome for that performance period is substantially uncertain and no more than 90 days after the start of a designated performance period (or, if less, the number of days which is equal to 25% of such performance period). The Committee will establish the objective performance goals for each Participant. The performance goals will be based on one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity; (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; (25) independent industry ratings or assessments; (26) total shareholders’ return; (27) economic profit; (28) launching of new products or services; (29) risk management; and (30) physician recruitment. The maximum number of shares subject to a performance-based award of any given performance period that may be earned with respect to each fiscal year of the Company covered by the performance period by any participant shall be 500,000 shares.

Prior to the payment of any performance-based Award, the Committee, or its delegate, will determine whether with respect to a particular performance period, the applicable performance goals have been met with respect to a particular Participant. If the goals have been met and such performance-based Award is intended to be deductible by the Company under 162(m) of the Code, the Committee shall so certify and ascertain the amount of the applicable Award. In connection with such certification, the Committee, or its delegate, may decide to pay amounts, which are less than the Award otherwise payable for achievement of the applicable performance goals at the sole discretion of the Committee or its delegate.

Effect of Certain Events on Amended SIP and Awards

In the event of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, any equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718), or any distribution to shareholders other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make in a manner determined in its sole discretion and without liability to any person, such substitution or adjustment, as it deems reasonably necessary to address on an equitable basis, the effect of an event that would result in the imposition of an additional tax under Section 409A of the Code, as to (1) the number or kind of common stock or other securities that may be issued pursuant to the Amended SIP or pursuant to outstanding Awards, (2) the maximum number of shares for which options or stock appreciation rights may be granted during a fiscal year to any Participant, (3) the maximum amount of a performance-based Awards that may be granted during a fiscal year to any Participant, (4) the option price or exercise price of any Award and/or (5) any other affected terms of such any Awards. Except as otherwise provided in an Award agreement, in the event of a Change in Control (as defined in the Amended SIP), the Committee may, but shall not be obligated to, (1) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (2) cancel Awards in exchange for payment of fair value (if any) for such Awards or (3) provide for the issuance of substitute Awards in exchange for the previously granted Awards.

Limitations

No Award may be granted under the Plan after the tenth anniversary of the Company’s 2013 Annual Meeting of Shareholders, but Awards theretofore granted may extend beyond that date.

Amendment and Termination

Subject to limitations on the repricing of options and stock appreciation rights under the Amended SIP which is prohibited absent shareholder approval, the Board may amend, alter or discontinue the Amended SIP or any outstanding Award, but no amendment, alteration or discontinuation shall be made (a) without the approval of the shareholders of the Company (i) to increase the number of shares reserved under the Amended SIP, (ii) to modify the requirements for participation in the Plan or (iii) to the extent such shareholder approval is required by applicable law, or (b) without the consent of a Participant, if such action would materially and adversely affect any of the rights of the Participant under any Award theretofore granted under the Amended SIP; provided, however, that the Committee may amend the Amended SIP in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax or accounting consequences to the Company or to Participants).

Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. In no event shall an Award be transferable by a Participant to a person other than such Participant’s immediate family (or a trust or estate planning vehicle for the benefit of the Participant’s immediate family) for value or consideration.

Certain United States Federal Income Tax Consequences

Stock Options

An employee to whom an incentive stock option (“ISO”) that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However, upon the exercise of an ISO, special alternative minimum tax rules apply for the employee.

When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Any subsequent sale of the shares by the employee will result in long-or short-term capital gain or loss, depending on the applicable holding period. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Stock

Unless an election is made by the Participant under Section 83(b) of the Code, the grant of an Award of restricted stock will have no immediate tax consequences to the Participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted stock agreement between the Participant and the Company), a Participant will recognize ordinary income in an amount equal to the product of (x) the fair market value of a share of common stock of the Company on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted stock, multiplied by (y) the number of shares of restricted stock with respect to which restrictions lapse on such date. The Participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The Participant’s holding period will commence on the date on which the restrictions lapse.

A Participant may make an election under Section 83(b) of the Code within 30 days after the date of transfer of an Award of restricted stock to recognize ordinary income on the date of award based on the fair market value of common stock of the Company on such date. An employee making such an election will have a tax basis in the shares of restricted stock equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted stock, and the employee’s holding period for such restricted stock for tax purposes will commence on the date after such date.

With respect to shares of restricted stock upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Stock Units

A Participant to whom a restricted stock unit (“RSU”) is granted generally will not recognize income at the time of grant (although the Participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of shares of common stock of the Company in respect of an RSU, a Participant will recognize ordinary income in an amount equal to the product of (x) the fair market value of a share of common stock of the Company on the date on which the common stock of the Company is delivered, multiplied by (y) the number of shares of common stock of the Company delivered.

Other Stock-based Awards

With respect to other stock-based Awards paid in cash or common stock, Participants will generally recognize income equal to the fair market value of the Award on the date on which the Award is delivered to the recipient.

Code Section 409A

Section 409A of the Code (“Section 409A”) generally sets forth rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain Awards that may be granted under the Amended SIP may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Committee intends to administer and operate the Amended SIP and establish terms (or make required amendments) with respect to Awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a Participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event the Company is required to delay delivery of shares or any other payment under an Award in order to avoid the imposition of an additional tax under Section 409A, the Company will deliver such shares (or make such payment) on the first day that would not result in the Participant incurring any tax liability under Section 409A. The Committee may amend the Amended SIP and outstanding Awards to preserve the intended benefits of Awards granted under the Amended SIP and to avoid the imposition of an additional tax under Section 409A of the Code.

General

Ordinary income recognized by virtue of the exercise of non-qualified options, the lapse of restrictions on restricted stock or RSUs or payments made in cash or shares of common stock of the Company is subject to applicable tax withholding as required by law. The Company generally will be entitled to a federal tax deduction to the extent permitted by the Code at the time and in the amount that ordinary income is recognized by Participants.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or other Awards or to their employers or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Stock-Based Awards Previously Granted under Team Health Holdings, Inc. 2009 Stock Incentive Plan As of March 28, 2013

Name and Position	# of Stock Option Grants(1)	# of Restricted Stock Grants(2)	Total # of Shares
H. Lynn Massingale, M.D. (Executive Chairman and Director)	548,891	81,986	630,877
Greg Roth (President, Chief Executive Officer and Director)	973,607	100,613	1,074,220
David P. Jones (Executive Vice President and Chief Financial Officer)	359,081	42,793	401,874
Heidi S. Allen (Senior Vice President and General Counsel)	217,956	24,836	242,792

All Current Executive Officers as a Group	2,099,535	250,228	2,349,763
All Current Directors Who are Not Executive Officers as a Group	65,144	71,018	136,162
Neil P. Simpkins (Director Nominee)	—	—	—
Earl P. Holland (Director Nominee)	32,572	23,191	55,763
Each Associate of Any of Such Directors, Executive Officers or Nominees	—	—	—
All Employees, Including All Current Officers Who Are Not Executive Officers, as a Group	8,057,453	790,860	8,848,313

(1)	Represents the number of shares underlying options previously granted, whether vested or unvested, and including options that have been exercised, under Team Health Holdings, Inc. 2009 Stock Incentive Plan.
(2)	Represents the number of shares of restricted stock previously granted under Team Health Holdings, Inc. 2009 Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TEAM HEALTH HOLDINGS, INC. AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

PROPOSAL NO. 4—APPROVAL OF THE TEAM HEALTH HOLDINGS, INC. AMENDED AND RESTATED ANNUAL MANAGEMENT INCENTIVE PLAN (EFFECTIVE JANUARY 1, 2013)

Subject to shareholder approval, our Board of Directors will adopt the Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan, or the “Annual Management Incentive Plan”. We are asking the shareholders to approve the Annual Management Incentive Plan in order to satisfy the requirements of Section 162(m) of Internal Revenue Code (“Code”) with respect to performance awards to be granted and that have been granted, subject to shareholder approval, under the Annual Management Incentive Plan. The following is a description of the purpose and the material provisions of the Annual Management Incentive Plan. The following description of the Annual Management Incentive Plan is not complete and is qualified by reference to the full text of the Annual Management Incentive Plan, which is attached as an exhibit to the proxy statement.

Purpose

The Annual Management Incentive Plan is an incentive compensation plan that is designed to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration

The Annual Management Incentive Plan will be administered by the Compensation Committee of our Board of Directors or such other committee of our Board of Directors to which it has delegated such power (the “Administrator”), provided, however, that the Board in its sole discretion (and to the extent permitted under Section 162(m) of the Code, in the case of bonus awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), take any action delegated to the Administrator under the Annual Management Incentive Plan as it may deem necessary for the effective administration of the Annual Management Incentive Plan. The Administrator may delegate its duties and powers to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m), to the extent such qualification requirements apply in connection with the contemplated bonus award.

Eligibility; Bonus Awards

The Annual Management Incentive Plan provides for the payment of cash-based bonus awards. Bonus awards may be granted to our executive officers and key employees in the sole discretion of the Administrator. A participant’s bonus opportunity with respect to a performance period will be expressed by reference to a target annual bonus comprised of a financial performance component and operating performance component, each subject to achieving at least threshold level performance with respect to an applicable financial performance component. No participant may receive bonuses under the Annual Management Incentive Plan, with respect to any fiscal year, in excess of $3,000,000 (with proportionate adjustments for performance periods that are shorter or longer than one year).

Performance Goals

The Administrator shall establish the performance objectives for any performance period in accordance with the Annual Management Incentive Plan and certify whether and to what extent such performance objectives have been obtained. The Administrator shall establish the financial performance component and the operating performance component that will be applicable to participant bonus opportunities with respect to such performance period. Such components shall be established (i) while the outcome of the performance goals included in the financial performance component for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which such performance goals relate or, if less, the number of days is equal to 25% of the relevant performance period. The performance measures and objectives established by the Administrator may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

Financial performance component objectives will be based upon one or more of the following criteria, as determined by the Administrator: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity; (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; (25) independent industry ratings or assessments; (26) total shareholders’ return; (27) economic profit; (28) launching of new products or services; (29) risk management; and (30) physician recruitment. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more of our peer group companies or indices, or any combination thereof, all as the Administrator shall determine.

Operating performance component objectives, if any, for each performance period will be subject to achievement of at least the threshold level of performance under a designated financial performance component and the Administrator’s discretion to reduce the maximum potential award after considering the individual executive officer’s achievement of specific objectives, including, but not limited to, operational performance during the performance period and the position of the Company for the achievement of acceptable earnings growth in the subsequent year. These objectives will vary and will typically be qualitative. The Administrator shall apply its business judgment in assessing the extent to which individual participants met their objectives.

As soon as practicable after the applicable performance period ends, the Administrator shall determine and certify in writing (i) whether and to what extent any of the performance objectives established for the relevant performance period have been satisfied, and (ii) for each participant who is employed by the Company on the last day of the performance period for which a bonus is payable, the actual bonus to which such participant will be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the Administrator may deem appropriate. The Administrator has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Annual Management Incentive Plan and to establish rules or procedures during the determination period with respect to any performance period that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s bonus opportunity. The Administrator shall not have the authority to waive any applicable performance goals with respect to a performance period or otherwise pay amounts with respect to a bonus award in excess of those earned by a participant with respect to a performance period based upon actual performance.

Change in Control

In the event of a change in control (as defined in the Team Health Holdings Inc. Amended and Restated 2009 Stock Incentive Plan), the Board of Directors (as constituted immediately prior to the change in control) shall, in its sole discretion, determine whether and to what extent the performance criteria have been met or shall be deemed to have been met for the year in which the change in control occurs.

Termination of Employment

Unless otherwise specified by the Administrator or as specified in the participant’s employment agreement with the Company, a participant shall not be entitled to payment of bonuses under the Annual Management Incentive Plan with respect to a performance period in the event of a termination of employment with the Company prior to the last day of the applicable performance period.

Payment of Awards

Payment of any bonus amount will be made to participants as soon as is practicable after the Administrator certifies that one or more of the applicable performance objectives has been attained or after the Administrator determines the amount of such bonus; but in any event, no later than two and one-half months (2 1/2 months) following the end of the performance period to which such bonus relates.

Amendment and Termination of Plan

Our Board of Directors or the Administrator may at any time amend, suspend, discontinue or terminate the Annual Management Incentive Plan; provided, that no such amendment, suspension, discontinuance or termination will adversely affect any then existing rights of any participant in respect of any performance period that has already commenced. It is anticipated that shareholders will vote to re-approve the Annual Management Incentive Plan (after its approval at the 2013 Annual Meeting of Shareholders) no later than the day of the first meeting of shareholders that occurs in 2018.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TEAM HEALTH HOLDINGS, INC. AMENDED AND RESTATED ANNUAL MANAGEMENT INCENTIVE PLAN (EFFECTIVE JANUARY 1, 2013)

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

James L. Bierman, Chair

Earl P. Holland

Glenn A. Davenport

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Equity Compensation Plans as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	6,673,450	$17.35	4,311,012
Equity compensation plan not approved by security holders	—	—	—

Total	6,673,450		4,311,012

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement explains our compensation philosophy and describes how our compensation programs are designed and operate with respect to our named executive officers for whom compensation is disclosed in the tables below.

2012 Overview

In a very challenging healthcare environment, we had a very successful year in 2012, delivering financial performance with solid growth leading to record levels of net revenue, Adjusted EBITDA, and earnings per share. In addition to strong financial results, we completed several successful acquisitions, enhanced our capital structure, and made strategic organizational investments that have positioned us for continued growth in 2013. The following highlights our strong performance during 2012.

•	Net revenue less provision increased by 18.5% to $2.07 billion;

•	Adjusted EBITDA increased to $218.2 million;

•	Fully diluted earnings per share was $0.93;

•	We completed eight physician practice acquisitions, which expanded our footprint in key markets and provided a strengthened platform for future growth in new geographic areas;

•

During 2012, we also completed an amendment to our senior secured credit facilities which, among other things, increased our existing Term Loan A Facility from $150.0 million to $275.0 million, increased our existing Revolving Credit Facility to $250.0 million and increased our option to exercise our Incremental Facility. In addition, the amendment extended the maturities of the Term Loan A Facility and the Revolving Credit Facility from June 9, 2016 to November 1, 2017 and reduced the interest rates applicable to the Term Loan A and Revolving Credit Facilities by 0.50%. These amendments provided the Company with additional resources and support for continued investments in new acquisitions, contract growth and expanded service lines; and

•

We continued to advance our operational excellence strategies, which included, among others, (i) making investments in quality, patient care, safety and risk management, which helped us achieve a 98% client retention rate for emergency department (“ED”) operations in 2012, (ii) making enhancements in our physician recruiting and retention efforts, (iii) making investments in billing service centers and in leadership development of our physician leaders and business leaders, and (iv) strong performance of our revenue cycle management and internal billing services.

Consistent with our philosophy that compensation should reflect performance, in determining compensation for the 2012 performance year, the Compensation Committee considered our achievements described above and our named executive officers’ contributions to those achievements, in making the following compensation decisions with respect to the named executive officers:

•

The Compensation Committee determined to pay 107.7% of the Financial Performance Component of each named executive officer’s bonus pool and 100% of the Discretionary Component (with respect to Dr. Massingale and Ms. Allen), 160% (with respect to Mr. Roth) and 200% (with respect to Mr. Jones) under our annual bonus plan for 2012. See “—Compensation Elements—Annual Cash Incentive Compensation.”

Please refer to “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of Adjusted EBITDA and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Objectives of Executive Compensation Program

Our overall executive compensation objective is to provide a comprehensive plan that encourages our executive officers to focus on our strategic business initiatives, financial performance objectives and the creation and maintenance of long-term equity value for our shareholders. The following are the principal objectives of our executive compensation program:

•	attract, retain, and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	ensure that compensation levels reflect our performance and the executive officers’ achievement of outstanding individual results and future potential;

•

ensure that cash incentive compensation is linked to the achievement of specific financial, strategic and operational objectives, which are established in advance and approved by our Compensation Committee and include objectives relating to enhancements in quality, patient care, safety and risk management and physician recruitment and retention efforts;

•	link executive compensation to the creation and maintenance of our long-term equity value; and

•	promote equity ownership by executives in order to align their interests with the interests of our shareholders.

Consideration of Say-on-Pay Results

The Compensation Committee considered the results of the 2011 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because 93% of the shares of stock present and entitled to vote on the “say on pay” proposal approved the compensation of our named executive officers described in our proxy statement at our 2011 annual meeting, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at our 2011 annual meeting where our shareholders approved a frequency of every three years, the next such advisory “say on pay” vote will occur at our 2014 annual meeting of shareholders.

Compensation Determination Process

General

Our Compensation Committee is responsible for setting our executive compensation objectives and policies, establishing our executive compensation program consistent with those objectives and policies and determining the compensation for our CEO and other executive officers.

Determining the appropriate level of executive compensation is not an exact science or a formulaic process and involves careful deliberation and business judgment. As described more fully below, in determining executive compensation, the Compensation Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables, both quantitative and qualitative, including the Compensation Committee’s assessment of our overall performance and the individual performance of the named executive officers, the executive officers’ employment agreements and the general market.

Role of Executive Officers

Dr. Massingale, our Executive Chairman, and Mr. Roth, our President and Chief Executive Officer, generally participate in discussions and deliberations of the Compensation Committee regarding executive compensation. Our Compensation Committee takes into consideration the recommendations of Mr. Roth when determining the other named executive officers’ base salary, discretionary component of bonus and equity awards. Other named executive officers also attend and participate in the Compensation Committee meetings as required. Any discussion by the Compensation Committee regarding specific compensation for Dr. Massingale, Mr. Roth or other named executive officers was conducted by the Compensation Committee in executive session without such persons in attendance.

Use of Compensation Consultant

Following our initial public offering, in 2010, the Compensation Committee engaged CAP, as its compensation consultant to assist it in evaluating the elements and levels of our executive compensation, including benchmarking base salaries and cash incentive payments of our top three executive officers, Dr. Massingale, Mr. Roth and Mr. Jones, and determining an appropriate amount and mix of annual equity-based incentives to grant to these executive officers.

For purposes of CAP’s evaluation relating to cash compensation, the peer group consisted of a select group of 14 publicly traded companies in our industry that have revenues comparable to our company based on 2008 information and that we compete with for executive talent (the “Compensation Comparison Group”). These companies in the Compensation Comparison Group were: Emergency Medical Services Corp, Psychiatric Solutions Inc., Sun Healthcare Group, Lincare Holdings Inc., Res-Care Inc., Gentiva Health Services, Inc., Amn Healthcare Services, Inc., Amedisys Inc., Mednax Inc., Rehabcare Group Inc., Healthways Inc., Cross Country Healthcare Inc., Medcath Corp and IPC The Hospitalist Co Inc.

In 2010, the Compensation Committee increased the base salaries of Messrs. Roth and Jones and the target cash bonus opportunities of Dr. Massingale and Mr. Roth based on a number of factors, including a desire to provide more competitive compensation in light of the results of CAP’s evaluation. The increased base salaries of Messrs. Roth and Jones in 2010 and increased target cash bonus opportunities of Dr. Massingale and Mr. Roth approximated the median base salary and median target cash bonus, respectively, of the Compensation Comparison Group for equivalent positions.

For purposes of CAP’s evaluation relating to long-term equity incentives, the peer group consisted of the same companies that were in the Compensation Comparison Group, as well as a select group of companies that had recently become public. These additional companies were: Select Medical Holdings Corp., Emdeon and Genoptix, Inc. CAP’s study found that restricted stock is the most prevalent vehicle of equity incentives among the companies in the Compensation Comparison Group, closely followed by options and that many of the peers use a combination of the two vehicles together, and that a relatively few of the peers have performance-based equity incentives. The study also found that a three year vesting period was the most common with respect to restricted stock and that a four year vesting period was the most common with respect to options. The study also looked at the “at grant” values of three year average annual long-term equity incentives as a percentage of base salary for the executives in each of the second highest ranking position, CEO position and CFO position at companies in the peer group described above.

The Compensation Committee did not engage a compensation consultant during 2011. With the exception of Mr. Jones, whose target cash bonus opportunity for 2011 was increased from 50% of base salary to 60% of base salary, there were no material changes to our named executive officers’ base salaries, target cash bonus opportunity and long-term equity incentives for 2011 or 2012 as a result of the 2010 benchmarking study. As described under “The Board of Directors and Certain Governance Matters—Committee Membership—Compensation Committee,” in November 2012, the Compensation Committee engaged CAP to assist the Compensation Committee in making 2013 compensation decisions for our named executive officers.

Compensation Elements

We provide different elements of compensation to our named executive officers in a way that the Compensation Committee believes best promotes our compensation objectives. Consistent with the philosophy that compensation to the executive officers should be dependent upon Company and individual performance, a portion of executive compensation is “at risk” and is tied to the attainment of previously established financial goals and individual objectives relating to operational improvements. However, the Compensation Committee also believes that it is prudent to provide competitive base salaries and other benefits to attract and retain the appropriate management talent in order to achieve our strategic objectives. Accordingly, we provide compensation to our named executive officers through a combination of the following:

•	base salary;

•	annual cash incentive opportunities;

•	long-term equity-based incentives; and

•	benefits and executive perquisites.

Each of these elements is discussed below in greater detail.

Base Salaries

Annual base salaries are designed to reward an executive’s ongoing contribution to the performance of his or her functional area of responsibility with us. We believe that base salaries must be competitive based upon the executive officers’ scope of responsibilities and market compensation of similarly situated executives at companies with whom we compete for executive talent. Other factors such as internal consistency and comparability are also considered when establishing a base salary for a given executive. Our Human Resources Department is generally a resource for such information as needed.

Generally, base salaries are adjusted each year based upon the Compensation Committee’s assessment of each executive officer’s individual performance and our overall budgetary guidelines. In addition, base salaries may be adjusted at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness within the market. As of January 1, 2012, Dr. Massingale’s annual base salary was reduced to $311,332 to reflect a change in his focus as the Executive Chairman of the Board and a reduced involvement in ongoing operational matters. Consistent with prior years, in May 2012, the Compensation Committee made base salary adjustments principally to reflect adjustments for cost of living. Specifically, the base salary of Dr. Massingale and Mr. Roth was increased by 2.5%, Ms. Allen’s was increased by 2.6% and Mr. Jones’ was increased by 2.7% effective July 1, 2012. As a result of these increases, the annual base salary rates of our named executive officers as of July 1, 2012 were as follows: Dr. Massingale—$319,115; Mr. Roth—$777,463; Mr. Jones—$421,000; and Ms. Allen—$338,000. On March 14, 2013, the Compensation Committee determined to increase the base salary of Dr. Massingale to $519,000, effective March 14, 2013 in light of the increased time commitment required in carrying out his responsibilities and the contributions he has made in his role.

Annual Cash Incentive Compensation

Annual cash incentive awards have been available to our named executive officers, as well as to other members of our executive management team, under the Team Health Holdings, Inc. Annual Management Incentive Plan, or Bonus Plan. The Bonus Plan was designed to reward management for the achievement of annual financial performance targets and other operational goals, which are linked to the creation of our long-term equity value. Under the Bonus Plan, the maximum annual payment that could have become payable with respect to any fiscal year prior to 2013 to any individual was $2,000,000. As described under “Proposal No. 3—Approval of the Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan (Effective January 1, 2013),” the Board of Directors adopted the Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan, subject to shareholder approval. The amended and restated Bonus Plan revised the prior Bonus Plan in several respects, including by increasing the maximum potential annual bonus thereunder to $3,000,000 per individual per fiscal year. The 2013 annual cash incentive award targets have been set, and future cash incentive awards will be granted, under the Amended and Restated Annual Management Incentive Plan, in each case, subject to shareholder approval.

Under the Bonus Plan, as it operated with respect to performance year 2012, each participant had a potential bonus pool that was based on a certain percentage of his or her base salary. For the named executive officers and other corporate and administrative managers, a portion of each of their respective potential bonus pools was tied to the achievement of the overall consolidated Bonus Plan EBITDA results, or Financial Performance Component, and a portion was tied to the achievement of specific objectives as defined by management and our Compensation Committee and to senior management’s assessment of our and the individual executive officer’s performance, or Discretionary Component. Our Board established a Bonus Plan EBITDA target at the beginning of 2012. The Bonus Plan EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted to exclude other non-recurring or non-operating items such as acquisitions, restructured or discontinued operations or other extraordinary or unusual events occurring during the year. In addition, while the Financial Performance Component generally comprised a substantial portion of the potential bonus pool, the exact allocation between the Financial Performance Component and the Discretionary Component could vary from year to year. Our Board evaluates the allocation between the two components on an annual basis and has the flexibility to adjust the allocation percentages as needed in order to better align the incentives under the Bonus Plan.

The Financial Performance Component under the Bonus Plan contains threshold, target and maximum achievement levels which can increase or decrease the potential payment under each participant’s bonus pool for 2012. The threshold level of achievement reflected Bonus Plan EBITDA results equal to 95% of the Bonus Plan EBITDA target, and the maximum level of achievement reflected Bonus Plan EBITDA results equal to or above 110% of the Bonus Plan EBITDA target. No payment is made under the Financial Performance Component if the threshold level of achievement is not achieved, and no additional amount will be paid under the Financial Performance Component if greater than the maximum level of achievement is achieved. At the threshold level of achievement for 2012, a participant’s bonus payment would be equal to 50% of his or her potential bonus pool allocated to the Financial Performance Component, and at the maximum level of achievement for 2012, a participant’s bonus payment would be equal to 200% of his or her bonus pool allocated to the Financial Performance Component. Bonus payments for actual results that fall between the threshold and maximum are adjusted on a linear basis.

The determination of the bonus payment amounts under the Discretionary Component of the Bonus Plan for 2012 was subject to the discretion of our Compensation Committee after considering the individual executive officer’s achievement of specific operational objectives as defined by management, as well as our Board’s and senior management’s assessment of our past and future performance, including, but not limited to, subjective assessments of our operational performance during the performance year and the position of our company for the achievement of acceptable earnings growth in the subsequent year. The specific objectives defined by management vary from year to year and from one executive officer to another, but they generally relate to operational improvements that are within the individual executive officer’s area of responsibility, our strategic goals and enhancement of leadership and management skills. These objectives are typically qualitative objectives, and the Compensation Committee applied its business judgment in assessing the extent to which the individual executive officers met their objectives for 2012.

The following table sets forth some of the detailed individual objectives for our named executive officers in fiscal 2012:

Name	Objectives
Dr. Massingale	• Guide and advise in key physician matters including quality and patient safety as well as physician recruitment and retention • Support initiatives to achieve growth through sales and acquisitions

Mr. Roth

•   Support initiatives to achieve growth through sales and acquisitions

•   Enhance recruiting and retention efforts of physicians and other clinicians

•   Support quality, patient safety and risk management issues

Mr. Jones	• Support initiatives to achieve growth through sales and acquisitions • Expand investor relations initiatives

Ms. Allen	• Support initiatives to achieve growth through sales and acquisitions • Evaluate and take actions to enhance corporate risk profile • Support quality, patient safety and risk management issues

In assessing our performance and our position for earnings growth in the subsequent year, the Compensation Committee considered a number of factors, including our Bonus Plan EBITDA results during 2012, our expectations regarding the subsequent year’s Bonus Plan EBITDA results, the quality of our revenue and sales growth during 2012 and our expectations regarding our revenue and sales growth in the subsequent year. The Compensation Committee did not use any specific formula in determining the bonus payments under the Discretionary Component of the Bonus Plan for 2012 or assign any particular relative weightings to the various factors it considers in determining the payments but generally made its determination by first considering the extent of the executive officers’ achievement of their individual objectives and then by taking into account the various factors related to the assessment of our performance described above. Our Compensation Committee had discretion for 2012 to award nothing or more than the full amount allocated to the Discretionary Component under the potential bonus pool of any given named executive officer.

For 2012, the potential bonus pool of each of the named executive officers remained unchanged from 2011 as a percentage of base salary and was equal to the percentage of his or her respective annual base salary in effect as of December 31, 2012, as indicated in the table on page 39. For 2012, the Compensation Committee allocated 80% of the bonus pool for each of the named executive officers and administrative managers to the Financial Performance Component and 20% to the Discretionary Component. Additionally, the Board set a Bonus Plan EBITDA target of $205.2 million for 2012 for our named executive officers. The actual Bonus Plan EBITDA result for 2012 was approximately $206.8 million, or 100.8% of the Bonus Plan EBITDA target set for the year. This actual Bonus Plan EBITDA result was calculated by adjusting net income as set forth in the table below.

Bonus Plan EBITDA Calculation

Year Ended December 31, 2012
(in thousands)
Net earnings	$63,809
Plus: Interest expense, net	16,339
Provision for income taxes	40,571
Depreciation	14,495
Amortization	29,765
Other income	(4,757)
Loss on refinancing of debt	194
Contingent purchase compensation expense	36,850
Transaction costs	4,368
Professional liability loss reserve adjustment associated with prior year	5,165

Bonus Plan EBITDA	$206,799

Based upon the actual Bonus Plan EBITDA results, the Compensation Committee determined to pay 107.7% of the Financial Performance Component of each named executive officer’s bonus pool to each such named executive officer. The Compensation Committee also determined that all of the named executive officers achieved all of their respective individual objectives and contributed to the Company’s strong financial performance and other achievements (described under “2012 Overview”). Accordingly, the Compensation Committee increased the overall level of payments associated with the Discretionary Component of the Bonus Plan and determined to pay the following approximate percentages of the Discretionary Component to each named executive officer: Dr. Massingale—100%; Mr. Roth—160%; Mr. Jones—200% and Ms. Allen—100%. The determination regarding the payments under the Discretionary Component reflects the Compensation Committee’s subjective assessment, in its business judgment, regarding the appropriate total bonus payment for each named executive officer based on the executive officer’s achievement of the objectives defined for himself or herself and in light of our overall performance during 2012 and the position of our company for the achievement of earnings growth in 2013. The specific awards under the Bonus Plan for 2012 were reviewed and approved by the Compensation Committee in February 2013 and were paid in the first quarter of 2013.

The following table illustrates the operation of the Bonus Plan for fiscal 2012. As explained above, for fiscal 2012, the Compensation Committee allocated 80% of the bonus pool to the Financial Performance Component and 20% of the bonus pool to the Discretionary Component and determined to pay 107.7% of the Financial Performance Component of each named executive officer’s bonus pool based on our actual Bonus Plan EBITDA result compared to the Bonus Plan EBITDA target.

Name	Percentage of Base Salary Allocated to Bonus Pool	Bonus Pool	Financial Performance Component of Bonus Pool	Amount Awarded under Financial Performance Component of Bonus Pool	Discretionary Component of Bonus Pool	Amount Awarded under Discretionary Component of Bonus Pool	Total Amount Awarded under Bonus Plan for Fiscal 2012
Dr. Massingale	85%	$271,248	$216,998	$233,780	$54,250	$54,250	$288,030
Mr. Roth	85%	$660,844	$528,675	$569,563	$132,169	$211,470	$781,033
Mr. Jones	60%	$252,600	$202,080	$217,709	$50,520	$101,040	$318,749
Ms. Allen	50%	$169,000	$135,200	$145,656	$33,800	$33,800	$179,456

Long-Term Equity Incentive Compensation

Our Compensation Committee believes that our company’s long-term financial success is achieved in part through an ownership culture that incentivizes our executives to work towards making business decisions that, over the long term, should increase the price of our stock. Accordingly, our Compensation Committee has provided equity incentive awards to our named executive officers on an annual basis since our initial public offering in December 2009 to continue to align our executives’ interests with those of our shareholders and to retain them.

In 2010, in making a determination about the type of equity incentive, the Compensation Committee considered the peer companies’ practices with respect to mix of restricted stock and options as revealed by the 2010 compensation consultant’s study and determined that granting options would yield a more optimal balance between restricted stock and options in each named executive officer’s case. Accordingly, the Compensation Committee has historically granted options as the form of annual equity award since our initial public offering.

Consistent with 2011, in making decisions about the sizes of option grants in 2012, the Compensation Committee determined the aggregate pool of options available to all eligible employees, including the named executive officers, based on a percentage of outstanding commons stock and options. The Compensation Committee then determined the specific sizes of options to be granted to each named executive officer based on the recommendations of the Chief Executive Officer after considering a variety of factors, including, among others, each named executive officer’s existing equity holdings, the vesting dates/terms of such existing holdings, the size of annual equity grants awarded to similarly situated executive officers in the Compensation Comparison Group (discussed under “Compensation Determination Process – Use of Compensation Consultant”), and a desire to provide allocations among management members that would be within the pool limit and reasonable and equitable in light of the executive officers’ respective roles and responsibilities within the Company. The Compensation Committee did not use any specific formula in determining the sizes of options granted to the named executive officers or assign any particular relative weightings to the various factors it considered but awarded long-term equity incentives in amounts that they believed were fair and reasonable in light of the peer companies’ practices and would ensure that our executive officers have a continuing stake in our long-term success.

In May 2012, our Compensation Committee determined to grant 50,000 stock options to Dr. Massingale, 145,000 stock options to Mr. Roth, 40,000 stock options to Mr. Jones and 25,000 stock options to Ms. Allen. All of these options vest annually in equal installments over a period of four years in order to encourage executive officers’ continued service with the Company. The Committee believes that options link executive compensation to share price performance, gaining value only if the stock price increases. All of these options have an exercise price equal to the closing price of the underlying shares on the date of grant and have an expiration date of May 18, 2022 which is ten years from the date of grant. We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information.

Benefits and Executive Perquisites

We also provide certain other benefits described below to our employees, including our named executive officers, which are not tied to any performance criteria and are intended to be part of a competitive compensation program. These benefits are intended to support our compensation objectives related to the attraction and retention of superior management talent and to ensure that our executives remain appropriately focused on their job responsibilities without unnecessary distractions.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Team Health, Inc. 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At the discretion of the Board, we may make a matching contribution of up to 50%, subject to annual limits established under the Internal Revenue Code, of the first 6% of employees’ contributions under this 401(k) plan as determined each year. The Board authorized such maximum discretionary amount as a match on employees’ 401(k) plan contributions for 2012, including contributions by our named executive officers. Employee and company matching contributions are fully vested at the time they are made. Participants may receive distribution of their 401(k) plan accounts at any time after their service with us ceases.

In addition, our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently, all active participants are permitted to defer a portion of their salary under the SERP. In our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP, and the participants will always be vested in all amounts credited to their accounts. Mr. Jones and Ms. Allen were the only named executive officers that elected to participate in the SERP in 2012. Mr. Jones and Ms. Allen did not receive a contribution from us in 2012. See “Nonqualified Deferred Compensation for 2012.”

We maintain no defined benefit plans.

Other Benefits

All executive officers, including our named executive officers, are eligible for other benefits from us including: medical, dental, life insurance and short-term disability insurance. In addition, we provide long-term disability insurance coverage on behalf of our named executive officers at an amount equal to 60% of current base salary. Our named executive officers also participate in our Personal Time Off program, which provides paid leave during the year at various amounts based upon the executive’s position within the company and length of service.

Perquisites

Each of our named executive officers receives an annual automobile allowance of $9,000 ($12,000 in the case of Dr. Massingale and Mr. Roth) for personal and business use. We also provide an annual allowance of $600 ($800 in the case of Dr. Massingale and Mr. Roth) for personal financial planning assistance. In addition, Dr. Massingale and Mr. Roth (and other senior executives upon approval of the Executive Chairman) may have limited use of our corporate aircraft for personal purposes.

These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Severance Arrangements

The Compensation Committee believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Accordingly, our named executive officers are entitled, under their employment agreements with us, to cash and certain other benefits in the event that their employment is terminated under certain circumstances. See the description of these arrangements under “Potential Payments Upon Termination or Change-In-Control—Summary of Severance Arrangements.”

Stock Ownership Guidelines

Following our initial public offering, in May 2010, our Compensation Committee adopted executive stock ownership guidelines pursuant to which certain covered executives are expected to accumulate and retain specified levels of ownership of our equity securities so as to further align their interests and actions with the interests of our shareholders. Under the policy, the Executive Chairman has a target ownership level established as the lesser of 75,000 shares or the equivalent value of 300% of base salary. President and CEO has a target ownership level established as the lesser of 200,000 shares or the equivalent value of 500% of base salary. The Executive Vice President and Chief Financial Officer and Senior Vice President and General Counsel have target ownership levels established as the lesser of 50,000 shares or the equivalent value of 200% of base salary. Other designated key executives have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 20% of base salary. Covered executives are suggested to achieve these levels of stock ownership within the later of 5 years after the adoption of the guidelines or five years after first being designated as a covered executive. If a covered executive’s guidelines changes because of a change in title or increase in base salary, a three year period to achieve these guidelines begins with the date of the title change or base salary increase.

The Compensation Committee will review the stock ownership levels of all persons subject to these guidelines on an annual basis. In determining an executive’s share ownership level, the following are included:

•	stock purchased on the open market;

•	stock obtained through stock option exercises;

•	restricted stock and restricted stock units;

•	stock held in any Company stock purchase plan;

•	stock deemed to be owned based on the intrinsic value of vested and unvested unexercised options received in connection with the Company’s conversion from a limited liability company to a corporation;

•	deferred stock units; and

•	stock beneficially owned in a trust, by a spouse and/or minor children.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Glenn A. Davenport

Earl P. Holland

Neil P. Simpkins

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by, or paid to, our named executive officers for fiscal years 2012, 2011 and 2010 for services rendered to us.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
H. Lynn Massingale, M.D.	2012	$326,898	$—	$434,237	$288,030	$85,021	$1,134,186
Executive Chairman and Director	2011	614,486	—	255,591	698,274	88,672	1,657,023
	2010	600,832	17,867	183,327	516,359	39,404	1,357,789

Greg Roth	2012	$767,252	$—	$1,259,286	$781,033	$56,002	$2,863,573
President, Chief Executive Officer and Director	2011	748,539	—	1,235,357	850,606	69,877	2,904,379
	2010	664,615	18,000	886,081	629,000	34,262	2,231,958

David P. Jones	2012	$415,077	$—	$347,389	$318,749	$25,734	$1,106,949
Executive Vice President and Chief Financial Officer	2011	404,615	—	340,788	324,556	25,359	1,095,318
	2010	379,204	10,841	305,545	233,866	25,245	954,701

Heidi S. Allen	2012	$333,423	$—	$217,118	$179,456	$19,862	$749,859
Senior Vice President and General Counsel	2011	325,085	—	255,591	210,770	18,508	809,954
	2010	317,908	9,450	183,327	131,625	18,957	661,267

(1)	The 2010 amounts include a one time discretionary bonus paid in February 2010 in an amount equal to 2% of the executive officer’s base salary.
(2)	These amounts represent the aggregate grant date fair value of option awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), utilizing the assumptions discussed in Note 16 of our financial statements in our Form 10-K for the year ended December 31, 2012.
(3)	Reflects amounts awarded for performance under both the Financial Performance Component and the Discretionary Component of the Bonus Plan. The amounts awarded for performance year 2012 were paid in the first quarter of 2013.
(4)	All Other Compensation for Dr. Massingale for 2012 included the following:

Personal use of corporate aircraft	$43,173
Long-term disability insurance premiums	13,683
Automobile allowance	12,000
401(k) matching contribution	7,500
Life insurance premiums	4,093
Health and dental insurance premiums	3,772
Financial planning	800

All Other Compensation for Mr. Roth for 2012 included the following:

Personal use of corporate aircraft	$21,033
Automobile allowance	12,000
Long-term disability insurance premiums	8,617
401(k) matching contribution	7,500
Health and dental insurance premiums	4,938
Life insurance premiums	1,114
Financial planning	800

All Other Compensation for Mr. Jones for 2012 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,500
Health and dental insurance premiums	6,471
Long-term disability insurance premiums	2,301
Life insurance premiums	462

All Other Compensation for Ms. Allen for 2012 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,500
Long-term disability insurance premiums	1,791
Financial planning	1,200
Life insurance premiums	371

Perquisites and other personal benefits included in All Other Compensation reflect the incremental cost to us and are valued based upon the actual costs of such services. The incremental costs for Dr. Massingale and Mr. Roth’s personal use of corporate aircraft have been calculated based on the standard operating costs of the aircraft per hour multiplied by the number of hours used by the executive for personal travel.

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)		Target ($)		Maximum(3) ($)
H. Lynn Massingale, M.D.		$108,499	(1)	$216,998	(1)	$433,996	(1)
		N/A		54,250	(2)	N/A
	5/18/12							50,000	22.09	$434,237

Greg Roth		264,337	(1)	528,675	(1)	1,057,350	(1)
		N/A		132,169	(2)	N/A
	5/18/12							145,000	22.09	$1,259,286

David P. Jones		101,040	(1)	202,080	(1)	404,160	(1)
		N/A		50,520	(2)	N/A
	5/18/12							40,000	22.09	$347,389

Heidi S. Allen		67,600	(1)	135,200	(1)	270,400	(1)
		N/A		33,800	(2)	N/A
	5/18/12							25,000	22.09	$217,118

(1)	Reflects possible payouts under the Financial Performance Component of the Bonus Plan for the 2012 performance year. Threshold represents the amount payable if actual Bonus Plan EBITDA was equal to 95% of the Bonus Plan EBITDA target, Target represents the amount payable if actual Bonus Plan EBITDA was equal to 100% of the EBITDA target, and Maximum represents the amount payable if actual Bonus Plan EBITDA was equal to or greater than 110% of the Bonus Plan EBITDA target. The actual bonuses paid to our named executive officers under the Bonus Plan, which include payouts under both the Financial Performance Component and the Discretionary Component, are disclosed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	Reflects possible target payouts under the Discretionary Component of the Bonus Plan for the 2012 performance year, which is equal to 20% of the named executive officer’s bonus pool. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation” for further information regarding the Financial Performance Component and the Discretionary Component of the Bonus Plan.
(3)	The maximum annual payment that may become payable with respect to any fiscal year to any individual under the Bonus Plan is $2,000,000.
(4)	Amount represents the aggregate grant date fair value of option awards in accordance with the guidance in FASB ASC Topic 718, utilizing assumptions discussed in Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2012.

Narrative Supplement to the Summary Compensation Table and

2012 Grants of Plan-Based Awards Table

Employment Agreements

We entered into an employment agreement with Dr. Massingale on November 23, 2005, pursuant to which Dr. Massingale initially continued to serve as our Chief Executive Officer and pursuant to which he still serves as the Chairman of our Board. Effective May 1, 2008, Dr. Massingale’s employment agreement was amended to reflect that he shall serve as Executive Chairman, instead of our Chief Executive Officer, and that he will continue to serve as the Chairman of our Board during the term of his agreement. Dr. Massingale’s employment agreement was amended and restated as of November 25, 2009 and subsequently amended, effective as of August 1, 2011 and further amended, effective as of January 1, 2012. His employment agreement has an initial five-year term that commenced on November 23, 2005 and provides for automatic one-year renewal period upon the expiration of the initial term or subsequent term, unless either party provides a notice of non-renewal of at least 180 days prior to the end of the then current term.

We also entered into employment agreements with our other named executive officers. Mr. Roth’s employment agreement was amended and restated as of November 25, 2009 and subsequently amended as of February 11, 2011. His employment agreement has an initial five-year term that commenced on June 1, 2006, subject to the same renewal provision as Dr. Massingale’s employment agreement. Mr. Jones and Ms. Allen’s respective employment agreement was amended and restated, effective August 1, 2011 and has an initial three-year term that commenced on August 1, 2011, subject to automatic one-year renewal period upon the expiration of the initial term or subsequent term unless earlier terminated pursuant to the agreement.

Each employment agreement provides for the payment of an annual base salary, subject to annual review and adjustment, as well as the opportunity to earn an annual bonus having a target amount. As of December 31, 2012, the target amount was equal to 85% of base salary in the cases of Dr. Massingale and Mr. Roth, 60% of base salary in the case of Mr. Jones and 50% of base salary in the case of Ms. Allen. However, the maximum annual bonus that can be earned by any of these executive officers with respect to a fiscal year may be adjusted pursuant to the terms of the Bonus Plan. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation.”

Pursuant to each employment agreement, we have agreed to provide the executive officer with all standard benefits that we normally provide to other similarly situated executive officers. Pursuant to the employment agreements with Dr. Massingale, Mr. Roth and Mr. Jones, we have also agreed to cover the cost of standard medical and dental benefits for the executive officer and his eligible dependents. Each employment agreement also requires us to maintain a life insurance policy in a face amount that is equivalent to two times the executive officer’s base salary (or three times in the case of Dr. Massingale and Mr. Roth), as adjusted from time to time. Dr. Massingale is also entitled to other benefits and perquisites under his employment agreement, including, but not limited to, paid vacation, the right to an unpaid three week sabbatical after each consecutive five years of service, disability benefits and a monthly automobile allowance (of $1,000 per month) and reasonable use of our aircraft (for personal travel) for up to 40 hours per year (with unused hours forfeited at the end of each applicable year). Similarly, Mr. Roth’s employment agreement provides for reasonable use of our aircraft (for personal travel) for up to 80 hours per year in the same manner as that provided to Dr. Massingale under his employment agreement. The other named executive officers are also entitled to other benefits and perquisites under their respective employment agreements, including but not limited to, paid vacation, certain disability benefits and a monthly automobile allowance.

Each employment agreement also provides for certain payments and benefits in the event the executive officer’s employment is terminated under specified circumstances or in the event of a change of control. See “Potential Payments upon Termination or Change-in-Control—Summary of Severance Arrangements” for a summary description of these provisions.

Outstanding Equity Awards at 2012 Fiscal-Year End

The following table provides information with respect to holdings of equity-based awards held by the named executive officers at 2012 fiscal-year end.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
H. Lynn Massingale, M.D.	12/15/2009	55,400	(1)	—		14.93	12/15/19	—		—
	12/15/2009	248,445	(4)	—		14.93	12/15/19	—		—
	5/27/2010	46		15,000	(5)	13.40	5/27/20	—		—
	5/26/2011	7,500		22,500	(6)	21.64	5/26/21	—		—
	5/18/2012	—		50,000	(7)	22.09	5/18/22	—		—

Greg Roth	12/15/2009	3,036	(2)	1,781		12.00	12/15/19	—		—
	12/15/2009	40,807	(2)	5,101		14.93	12/15/19	—		—
	12/15/2009	119,132	(4)	—		14.93	12/15/19	—		—
	5/27/2010	36,250		72,500	(5)	13.40	5/27/20	—		—
	5/26/2011	36,250		108,750	(6)	21.64	5/26/21	—		—
	5/18/2012	—		145,000	(7)	22.09	5/18/22	1,418	(8)	$40,796

David P. Jones	12/15/2009	5,206	(2)	1,781		12.00	12/15/19	—		—
	12/15/2009	40,807	(2)	5,101		14.93	12/15/19	—		—
	12/15/2009	36,186	(4)	—		14.93	12/15/19	—		—
	5/27/2010	25,000		25,000	(5)	13.40	5/27/20	—		—
	5/26/2011	10,000		30,000	(6)	21.64	5/26/21	—		—
	5/18/2012	—		40,000	(7)	22.09	5/18/22	1,418	(8)	$40,796

Heidi S. Allen	12/15/2009	923	(3)	2,972		12.00	12/15/19	—		—
	12/15/2009	54,411	(3)	8,514		14.93	12/15/19	—		—
	12/15/2009	19,447	(4)	—		14.93	12/15/19	—		—
	5/27/2010	—		15,000	(5)	13.40	5/27/20	—		—
	5/26/2011	7,500		22,500	(6)	21.64	5/26/21	—		—
	5/18/2012	—		25,000	(7)	22.09	5/18/22	2,367	(8)	$68,099

(1)	Option awards for Dr. Massingale that were granted in connection with the corporate conversion prior to our initial public offering that vested daily on a pro rata basis through November 23, 2010.
(2)	Option awards for Mr. Roth and Mr. Jones that were granted in connection with the corporate conversion prior to our initial public offering that vest daily on a pro rata basis through May 18, 2013.
(3)	Option awards for Ms. Allen that were granted in connection with the corporate conversion prior to our initial public offering that vest daily on a pro rata basis through June 23, 2013.
(4)	Option awards for Dr. Massingale, Mr. Roth, Mr. Jones and Ms. Allen that were granted in connection with the corporate conversion prior to our initial public offering that were fully vested on the date of grant.
(5)	Option awards for Dr. Massingale, Mr. Roth, Mr. Jones and Ms. Allen that vest annually in equal installments over a period of four years through May 27, 2014.
(6)	Option awards for Dr. Massingale, Mr. Roth, Mr. Jones and Ms. Allen that vest annually in equal installments over a period of four years through May 26, 2015.
(7)	Option awards for Dr. Massingale, Mr. Roth, Mr. Jones and Ms. Allen that vest annually in equal installments over a period of four years through May 18, 2016.
(8)	Shares of stock that have not vested for Mr. Roth and Mr. Jones vest daily through May 18, 2013, and for Ms. Allen through June 23, 2013.
(9)	Market value is based on the closing price on the NYSE of our common stock of $28.77 on December 31, 2012 multiplied by the number of shares.

Option Exercises and Stock Vested in 2012

The following table provides information with respect to the vesting of stock awards held by our named executive officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
H. Lynn Massingale, M.D.	150,000	$2,235,582	—	$—
Greg Roth	255,000	$2,993,224	3,734	$91,782
David P. Jones	140,000	$1,690,047	3,734	$91,782
Heidi S. Allen	61,689	$834,483	4,978	$122,359

(1)	Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.
(2)	The common stock value was determined by our average daily stock price from January 1, 2012 through December 31, 2012.

Nonqualified Deferred Compensation for 2012

Our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently under the SERP, a participant is permitted to defer up to $37,500 per year. In addition to the amount a SERP participant elects to defer to his or her account, in our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP in a form and amount determined by us, and the participants will always be vested in all amounts credited to their accounts. Participants can generally receive distributions of his or her accounts in the following situations: (1) upon termination of employment (in which case payment will be made in a lump rum or in designated annual installments over a period of 3, 5 or 10 years based on the participant’s election); (2) upon a distribution date the participant specifies (in which case payment will be made in a lump rum or in designated annual installments over a period of 3, 5 or 10 years based on the participant’s election) and (3) upon a hardship withdrawal request made by the participant in connection with an unforeseeable emergency. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds. Investment experience in the funds is credited to the participants’ accounts daily, net of investment option related expenses. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. For 2012, participants were able to choose among a total of 12 investment options of which the named executive officers invested in 11 investment options in 2012:

Name of Fund	Rate of Return % YE 12/31/2012	Name of Fund	Rate of Return % YE 12/31/2012
First Eagle Overseas	13.98	Columbia Acorn	17.62
American Funds Washington Mutual	12.50	PIMCO Real Return	8.55
Aston/TAMRO Small Cap	16.69	Vanguard 500 Index Signal	15.97
American Funds Europacific Growth	19.21	Invesco Equity and Income	12.88
T Rowe Price Growth Stock Adv	19.21	Goldman Sachs Midcap Value	18.03

MFS Bondfund 10.44

The following table reflects activity in the SERP for the named executive officers during fiscal year 2012.

Name	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
H. Lynn Massingale, M.D.	$—	$—	$—	$—	$—
Greg Roth	$—	$—	$—	$—	$—
David P. Jones(1)	$15,000	$—	$23,062	$(56)	$175,066
Heidi S. Allen(1)	$34,560	$—	$20,915	$(51)	$168,211

(1)	Mr. Jones and Ms. Allen were the only named executive officers that elected to participate in the SERP in 2012.
(2)	These amounts represent salary deferrals to the SERP and are included in the Salary column of the Summary Compensation Table.
(3)	All of the amounts shown under the Aggregate Balance at Last FYE column were previously reported in the Summary Compensation Table.

Potential Payments upon Termination or Change-in-Control

The following tables describe the potential payments and benefits under our compensation and benefit plans and contractual agreements to which the named executive officers would be entitled upon the occurrence of the specified triggering event on December 31, 2012.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason Following a Change of Control	Voluntary Termination without Good Reason	Death	Disability	Change of Control
H. Lynn Massingale, M.D.
Cash Severance Payment	$2,436,801	$1,624,534	$—	$1,624,534	$1,624,534	$—
Continuing Medical Benefits	30,451	30,451	30,451	30,451	30,451	30,451
Acceleration of Equity Awards	—	724,975	—	—	—	724,975
Excise Tax Gross-up(1)	—	—	—	—	—	—

Total Termination Benefits	$2,467,252	$2,379,960	$30,451	$1,654,985	$1,654,985	$755,426

(1)	Represents the tax indemnity we would be required to pay under the terms of Dr. Massingale’s employment agreement. See “Summary of Severance Arrangements—Dr. Massingale’s Employment Agreement.” No such excise taxes would have been due assuming Dr. Massingale’s employment was terminated on December 31, 2012.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Involuntary Termination for Cause Following a Change of Control	Involuntary Termination without Cause Following a Change of Control	Change of Control
Greg Roth
Cash Severance Payment	$4,779,848	$—	$3,186,565	$4,779,848	$—
Continuing Medical Benefits	39,962	—	26,641	39,962	—
Acceleration of Equity Awards	—	—	3,064,824	3,064,824	3,064,824
Tax Reimbursement Relating to IRC Section 83 Election(1)	2,618	2,618	—	—	—
Excise Tax Gross-up(2)	—	—	2,086,528	2,086,528	—

Total Termination Benefits	$4,822,428	$2,618	$8,364,558	$9,971,162	$3,064,824

(1)	Represents the reimbursement payable by us for any U.S. federal or state income taxes paid by Mr. Roth with respect to the fair market value of the unvested units as of the grant date as reported by Mr. Roth pursuant to his election under Section 83 of the Internal Revenue Code. See “Summary of Severance Arrangements—Restricted Stock Award Agreement and Nonqualified Stock Option Agreement” below.
(2)	Represents the tax indemnity we would be required to pay under the terms of Mr. Roth’s employment agreement. See “Summary of Severance Arrangements—Mr. Roth’s Employment Agreement.”

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Involuntary Termination for Cause Following a Change of Control	Involuntary Termination without Cause Following a Change of Control	Change of Control
David P. Jones
Cash Severance Payment	$1,485,305	$—	$1,485,305	$1,485,305	$—
Continuing Medical Benefits	36,252	—	36,252	36,252	—
Acceleration of Equity Awards	—	—	1,031,531	1,031,531	1,031,531
Tax Reimbursement Relating to IRC Section 83 Election(1)	2,618	2,618	—	—	—

Total Termination Benefits	$1,524,175	$2,618	$2,553,088	$2,553,088	$1,031,531

Heidi S. Allen
Cash Severance Payment	$1,066,226	$—	$1,066,226	$1,066,226	$—
Continuing Medical Benefits	36,252	—	36,252	36,252	—
Acceleration of Equity Awards	—	—	804,998	804,998	804,998
Tax Reimbursement Relating to IRC Section 83 Election(1)	5,124	5,124	—	—	—

Total Termination Benefits	$1,107,602	$5,124	$1,907,476	$1,907,476	$804,998

(1)	Represents the reimbursement payable by us for any U.S. federal or state income taxes paid by the executive officer with respect to the fair market value of the unvested units as of the grant date as reported by the executive officer pursuant to his or her election under Section 83 of the Internal Revenue Code. See “Summary of Severance Arrangements—Restricted Stock Award Agreement and Nonqualified Stock Option Agreement” below.

Summary of Severance Arrangements

As discussed above, each of our named executive officers has an employment agreement. The following is a summary of certain payments and benefits that would be provided to the named executive officers upon certain terminations of employment or, as applicable, following a change of control of the company.

Dr. Massingale’s Employment Agreement

Involuntary Termination without Cause or Voluntary Termination for Good Reason. In the event Dr. Massingale’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), in each case subject to continued compliance with the restrictive covenants described below, we will provide him with:

•	a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination;

•

an amount equal to three times his base salary plus an amount equal to three times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods, provided that the pro-rata bonus payable upon his termination will be used to calculate the average bonus if it is greater than either of the bonuses he received during the two most recently completed bonus periods) paid in 12 equal monthly installments beginning on the date of termination; and

Termination as a Result of Death or Disability or Voluntary Termination by Dr. Massingale without Good Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated due to his death or by us as a result of his “disability” (as such term is defined in his employment agreement), or if he resigns without good reason within one year following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide him or, in the event of his death, his estate, with:

•	a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination;

•

an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods, provided that the pro rata bonus payable upon his termination will be used to calculate the average bonus if it is greater than either of the bonuses he received during the two most recently completed bonus periods) paid in 12 equal monthly installments (or, in the case of his death, 24 equal monthly installments) beginning on the date of termination; and

These payments, however, will be reduced by the amount of any life or disability proceeds that are paid to Dr. Massingale (or his estate) from any life insurance or disability insurance policy that we maintain for his benefit.

Termination for Any Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated for any reason (other than by us for cause) during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed. In addition, if, within the one-year period following a change of control, any payments due to Dr. Massingale as a result of the termination of his employment for any reason (other than by us for cause, or as a result of his death or disability) are required to be delayed for six months in order to comply with the requirements of Section 409A of the Internal Revenue Code, we will contribute an amount equal to the payments into a rabbi trust and the amounts contributed to the trust will be required to be delivered to Dr. Massingale on the date that is six months and one day after his separation of service with us.

Termination for Any Reason. In the event Dr. Massingale’s employment is terminated for any reason, we will provide Dr. Massingale with supplemental severance payments equal to the monthly premium due for continuation coverage under COBRA, and, after the period of time that Dr. Massingale or his eligible dependents are no longer eligible for COBRA, an amount equal to the premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members until Dr. Massingale attains, or would have attained, age 65, paid in monthly installments.

Accelerated Vesting upon a Change of Control. Upon the occurrence of a change of control, Dr. Massingale’s outstanding equity awards will become fully vested.

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Dr. Massingale has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter (or, if he is terminated by us without cause or if he resigns for good reason, for the one-year period thereafter), he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

Mr. Roth’s Employment Agreement

Involuntary Termination without Cause, Voluntary Termination for Good Reason (including Within One Year Following a Change of Control). In the event Mr. Roth’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), in each case, subject to continued compliance with the restrictive covenants described below, we will provide Mr. Roth with:

•

an amount equal to three times his base salary plus an amount equal to three times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in 12 equal monthly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Mr. Roth and his applicable family members for 36 months, paid in 36 equal monthly installments, beginning on the date of termination.

In addition, if, within the one-year period following a change of control, any payments due to Mr. Roth as a result of the termination of his employment by us without cause or by him for good reason, are required to be delayed for six months in order to comply with the requirements of Section 409A of the Internal Revenue Code, then we will contribute an amount equal to the payments into a rabbi trust and the amounts contributed to the trust will be required to be delivered to Mr. Roth on the date that is six months and one day after his separation from us. Furthermore, in the event such termination occurs during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed.

Involuntary Termination by us following a Change of Control For Any Reason Other than Death, Disability or Without Cause. In the event Mr. Roth’s employment is terminated by us for any reason (other than by us without cause, or as a result of his death or disability) during the one-year period following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide Mr. Roth with:

•

an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in 12 equal monthly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Mr. Roth and his applicable family members for 24 months, paid in 24 equal monthly installments, beginning on the date of termination.

Accelerated Vesting upon a Change of Control. In addition, under the applicable award agreements, upon the occurrence of a change of control, Mr. Roth’s outstanding equity awards will become fully vested.

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Mr. Roth has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter, Mr. Roth has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

Employment Agreements for Mr. Jones and Ms. Allen

Involuntary Termination without Cause, Voluntary Termination for Good Reason or Involuntary Termination by us For Any Reason following a Change of Control. In the event one of the above-named named executive officer’s employment is terminated by us without “cause” or the executive resigns for “good reason” (as such terms are defined in the executive’s employment agreement and summarized below), or the executive’s employment is terminated by us for any reason (other than death or disability) during the one-year period following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide the executive with:

•

an amount equal to two times the executive’s base salary plus an amount equal to two times the executive’s annual bonus (based on the average bonus that the executive received during the two most recently completed bonus periods) paid in bi-weekly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to the executive and the executive’s applicable family members for 24 months, paid in bi-weekly installments, beginning on the date of termination.

Accelerated Vesting upon a Change of Control. In addition, under the applicable award agreements, upon the occurrence of a change of control, each of the above-named executive officer’s outstanding equity awards will become fully vested.

Restrictive Covenants. As a result of the restrictive covenants contained in the employment agreements with the above-named executive officers, each such executive officer has agreed not to disclose our confidential information at any time, and, for the period during which the executive officer provides services to us and for the two-year period thereafter, the executive officer has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

The term “good reason” is generally defined in all of our employment agreements with our named executive officers to mean (1) a substantial adverse change to the executive’s primary responsibilities (which, in the case of Dr. Massingale and Messrs. Roth and Jones, would also include an adverse change in the executive’s authority), (2) reduction of the executive’s base salary or our failure to make bonus payments in accordance with the terms of the executive’s employment agreement, (3) relocation of the executive to a place of business more than 50 miles away from the executive’s current place of business, and (4) any other material breach by us of the executive’s employment agreement. “Good Reason” is also defined in Dr. Massingale’s and Mr. Roth’s contracts to include the Company’s delivery of a notice of non-renewal of the executive’s employment term, however, in Ms. Allen’s and Mr. Jones’ contracts a without “Cause” notice triggering severance is equivalent to a notice of non-renewal. Notwithstanding the foregoing, upon receiving notice from an executive that an occurrence constituting good reason has occurred, we will have 20 days (or, in the case of Dr. Massingale, 10 days) following receipt of such notice to cure such event.

The term “cause” is generally defined in all of our employment agreements with our named executive officers to mean (1) the executive’s conviction of or the entering into a guilty plea or plea of no contest with respect to a felony, or any other crime involving fraud, dishonesty, or moral turpitude and which is materially detrimental to us or materially affects the executive’s ability to perform his duties, (2) the executive’s intentional neglect of or material inattention to executive’s duties and which neglect remains uncorrected for more than ten days following notice from us, (3) the commission of an intentional and material act to defraud us or embezzlement or dishonesty against us or (4) the executive willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by us, a self-regulatory organization or a governmental department or agency.

Restricted Stock Award Agreement and Nonqualified Stock Option Agreement

Pursuant to the restricted stock award agreement and stock option agreement governing the terms of unvested restricted stock and options received in the corporate conversion in connection with our initial public offering, if the executive officer’s employment with us is terminated, any unvested restricted stock or options will generally be forfeited by the executive officer without consideration; provided, however, that unless the executive officer’s employment is terminated for cause, the executive officer will be entitled to reimbursement by us for any U.S. federal or state income taxes paid by the executive officer with respect to the fair market value of the corresponding Class B units or Class C units from which such forfeited shares were converted in connection with the corporate conversion as of the grant date as reported by the executive officer pursuant to his or her election under Section 83 of the Internal Revenue Code.

Director Compensation

We do not pay any director compensation to our employee directors or Mr. Simpkins who is affiliated with our former significant shareholder, Ensemble Parent LLC, an affiliate of Blackstone. We pay an annual cash retainer of $50,000 to our non-employee directors (other than Mr. Simpkins) for serving as directors and an additional cash payment for serving as a committee member or committee chair. The chairman of the audit committee receives an additional $20,000, the chairman of all other committees receives an additional $10,000, other audit committee members receive an additional $10,000, and all other committee members receive an additional $5,000 for each committee on which they serve. We also granted equity-based awards to such directors under the 2009 Stock Plan on an annual basis in an amount equivalent in value to $105,000. During 2012, we awarded 4,753 shares of restricted stock to each of Mr. Holland, Mr. Davenport, Mr. Bierman and Mr. Epstein and 1,000 shares of restricted stock to Ms. Grealy reflecting a pro-rated portion of the annual equity award due to her partial year as a director. The restricted stock awards vest on an annual basis over a three year period from the date of grant.

The following table summarizes all compensation for our non-employee directors (other than Mr. Simpkins) for fiscal year 2012. The employee directors and Mr. Simpkins receive no additional compensation for serving on the Board or its committees and, as a result, are not listed in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Earl P. Holland	$63,825	$104,994	$168,819
Glenn A. Davenport	$66,913	$104,994	$171,907
James L. Bierman	$72,555	$104,994	$177,549
Steven B. Epstein	$53,825	$104,994	$158,819
Mary R. Grealy	$13,169	$27,270	$40,439

(1)	These amounts reflect annual retainer payments and cash payments for serving on committees as described above. The amount for Ms. Grealy reflects a pro-rated portion of the annual retainer due to her partial year as a director.
(2)	Amount represents the grant date fair value in accordance with the guidance in FASB ASC Topic 718, utilizing assumptions discussed in Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2012. Each of Messrs. Holland, Davenport, Bierman, Epstein and Ms. Grealy held 10,488, 10,488, 9,238, 6,286 and 1,000 shares, respectively, of unvested restricted stock awards at fiscal 2012 year-end.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 28, 2013 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 28, 2013, there were 68,567,507 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Shareholder
Lord Abbett & Co., LLC(1)	7,227,005	10.5%
FMR, LLC(2)	6,768,040	9.9%
Wellington Management & Company, LLP(3)	3,630,691	5.3%
Directors and Executive Officers
Greg Roth(4)	419,015	*
H. Lynn Massingale, M.D.(5)	378,554	*
David P. Jones(6)	109,953	*
Heidi S. Allen(7)	91,027	*
Earl P. Holland(8)	47,257	*
Glenn A. Davenport(9)	37,640	*
James Bierman(10)	13,356	*
Steven B. Epstein(11)	7,053	*
Vicky B. Gregg(12)	3,227	*
Mary R. Grealy(13)	1,000	*
Neil P. Simpkins	—	*
All directors and executive officers as a group (11 persons)	1,108,082	1.6%

*	Less than 1%.
(1)	Based on a Schedule 13G/A filed on March 8, 2013 by Lord, Abbett & Co., LLC, whose address is 90 Hudson Street, Jersey City, NJ 07302, these shares were reported to be beneficially owned by Lord, Abbett & Co., LLC.
(2)	Based on a Schedule 13G/A filed on February 14, 2013 by FMR, LLC, whose address is 82 Devonshire Street, Boston, Massachusetts 02109, 6,428,080 of these shares were reported to be beneficially owned by Fidelity Management & Research Company and 340,010 of these shares were reported to be beneficially owned by Pyramis Global Advisors, LLC, in each case a wholly-owned subsidiary of FMR, LLC.
(3)	Based on a Schedule 13G filed on February 14, 2013 by Wellington Management Company, LLP, whose address is 280 Congress Street, Boston, Massachusetts 02210, these shares were reported to be beneficially owned by Wellington Management.
(4)	Shares beneficially owned by Mr. Roth include 531 unvested restricted shares and 291,107 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2013.

(5)	Includes 39,663 shares of common stock held by a trust of which he is the trustee and sole beneficiary; and 338,891 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2013.
(6)	Shares beneficially owned by Mr. Jones include 531 unvested restricted shares and 68,053 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2013.
(7)	Shares beneficially owned by Ms. Allen include 1,184 unvested restricted shares and 88,101 shares issuable upon the exercise of options, which she has the right to acquire within 60 days of March 28, 2012.
(8)	Shares beneficially owned by Mr. Holland include 10,488 unvested restricted shares and 32,572 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2012.
(9)	Shares beneficially owned by Mr. Davenport include 10,488 unvested restricted shares.
(10)	Shares beneficially owned by Mr. Bierman include 9,238 unvested restricted shares.
(11)	Shares beneficially owned by Mr. Epstein include 6,286 unvested restricted shares.
(12)	Shares beneficially owned by Ms. Gregg include 3,227 unvested restricted shares.
(13)	Shares beneficially owned by Ms. Grealy include 1,000 unvested restricted shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Ensemble Parent LLC, we believe that our executive officers, directors and Ensemble Parent LLC complied with all Section 16(a) filing requirements during 2012.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and monitoring related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by any committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board. A Related Party (as defined as any person described in paragraph (a) of Item 404 of Regulation S-K and as under the Related Person Transaction Policy) must disclose to any Committee of the Board composed solely of independent directors or to the disinterested members of the Board, as appropriate, any Related Party Transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto.

Shareholders’ Agreement

We entered into a shareholders’ agreement in 2009 that granted Ensemble Parent LLC (and its permitted assigns), the right to designate a number of directors to our Board in proportion to its percentage of the voting power of all shares of our capital stock entitled to vote generally in the election of our directors. This agreement was terminated as a result of the sale by Ensemble Parent LLC of its remaining shares of our common stock in a secondary offering in February 2013.

Registration Rights Agreement

We entered into a registration rights agreement in 2009 with Ensemble Parent LLC and certain members of management. Pursuant to this registration rights agreement, Ensemble Parent LLC had an unlimited number of demand registration rights, which, when exercised, required us to register the shares of common stock beneficially owned by them with the SEC for sale by them to the public, and certain members of management had piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we were required to pay the registration expenses. We filed a registration statement on Form S-3 on February 18, 2011 pursuant to Ensemble Parent LLC’s exercise of its demand registration right. As Ensemble Parent LLC sold its remaining shares of our common stock in a secondary offering in February 2013, Ensemble Parent LLC and certain members of management no longer have any registration rights under the agreement.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2014 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2014 Annual Meeting Proxy Statement and form of proxy to be made available in April 2014, a proposal must be received by our Corporate Secretary on or before December 10, 2013. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws provide for advance notice provisions. For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year’s meeting, notice by the shareholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of shareholders, then a shareholder’s notice required by this section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Heidi Allen, 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, (865) 293-5500.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Heidi Solomon Allen

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.teamhealth.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Appendix A

TEAM HEALTH HOLDINGS, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors, consultants or other service providers and to motivate such employees, directors, consultants or other service providers to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors, consultants or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

a)	Act: The Securities Exchange Act of 1934, as amended, or any successor statute thereto.

b)	Affiliate: With respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

c)	Award: An Option, Stock Appreciation Right, Other Stock-Based Award or Performance-Based Award granted pursuant to the Plan.

d)	Board: The Board of Directors of the Company.

e)	Change in Control: The occurrence of any of the following events:

i.	any Person or Group, other than a Permitted Holder, is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Act) directly or indirectly of more than 30% of the total voting power of the voting stock of the Company (or any entity which controls the Company) within a 12-month period, including by way of merger, consolidation, tender or exchange offer, or otherwise;

ii.	a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 70% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction;

iii.	the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any Person or Group other than the Permitted Holders; or

iv.	during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

f)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

g)	Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

h)	Company: Team Health Holdings Inc., a Delaware corporation.

i)	Company Group: The Company and its Affiliates.

j)	Disability: Unless otherwise agreed by the Company (or any of its Affiliates) in a written employment agreement or employment letter with such Participant, or as specified in an Award agreement, “Disability” shall have the meaning of such term as set forth in Section 409A of the Code. The Disability determination shall be in the sole discretion of the Committee.

k)	Effective Date: The date the Plan, as amended and restated herein, is approved by the Company’s shareholders at the Company’s 2013 Annual Meeting of Shareholders.

l)	Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services, if the Participant is another form of service provider to the Company or any of its Affiliates and (iii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee shall constitute a termination of employment hereunder.

m)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or if the Shares are not listed or admitted on any national securities exchange but are quoted on an inter-dealer quotation system, the final ask price of the Shares on such system on such date, or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on an inter-dealer quotation system on such date, then the closing price or final ask price on the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the fair market value of the Shares as determined by the Committee in good faith.

n)	Group shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Act.

o)	ISO: An Option that is also an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to Section 6(d) of the Plan.

p)	Option: A stock option granted pursuant to Section 6 of the Plan.

q)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

r)	Original Plan: As defined in Section 19.

s)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

t)	Participant: An employee, director or other service provider of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan.

u)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 9 of the Plan.

v)	Permitted Holder: Any of the following: (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

w)	Person: “Person” as defined in Section 3(a)(9) of the Act; provided that references to “Person” within the defined term “Change in Control” shall mean a “person” as defined in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) of the Act.

x)	Plan: The Team Health Holdings Inc. Amended and Restated 2009 Stock Incentive Plan, as it may be amended from time to time.

y)	Service Recipient: The Company or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” within the meaning of such Treasury Regulation Section 1.409A-1 (or any successor regulation).

z)	Shares: Shares of common stock of the Company.

aa)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

bb)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

Subject to Section 10, the total number of Shares which may be issued under the Plan (all of which may be granted as ISOs) is 15,100,000 (inclusive of Shares issued under the Original Plan). Additionally, subject to Section 10, the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a fiscal year to any Participant shall be 1,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Stock Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Stock Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Stock Appreciation Right, regardless of the actual number of Shares (if any) used to settle such Option or Stock Appreciation Right upon exercise. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.

4.	Administration

a)	The Plan shall be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary for the effective administration of this Plan. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of the New York Stock Exchanges listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto), to the extent such qualification requirements apply in connection with the contemplated Award grant. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that (i) such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time and (ii) no such delegation shall be permitted with respect to grants of Awards to Participants who are executive officers of the Company or its Affiliates or members of the Company’s Board.

b)	The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

c)	In each case subject to Section 16, the Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for statutory minimum federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award and the Company or any of its Subsidiaries shall have the right and is authorized to withhold any applicable statutory minimum withholding taxes in respect to the Award, its exercise or any payment or transfer under or with respect to the Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such statutory minimum withholding taxes. To the extent permitted by the Committee, the Participant may elect to pay a portion or all of such statutory minimum withholding taxes by (i) delivery of Shares, provided that such Shares have been held by the Participant for more than six (6) months (or such other period as established by the Committee from time to time in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (ii) with respect to statutory minimum withholding amounts only, having Shares with a Fair Market Value equal to the amount of such statutory minimum withholding taxes withheld by the Company from any Shares that would have otherwise been received by the Participant (i.e., through a “net settlement” of such statutory minimum tax withholding due).

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options unless specifically identified as an ISO, as determined by the Committee and evidenced by the related Award agreements, and shall be subject to such other terms and conditions not inconsistent therewith. In addition to the foregoing, except as otherwise determined by the Committee and evidenced by the related Award agreements, the Options shall also be subject to the following terms and conditions:

a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4(b)).

b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, in the event that any portion of an exercisable Option is scheduled to expire on such tenth anniversary date or otherwise scheduled to expire pursuant to the applicable Award agreement and both (x) the date on which such portion of the Option is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by applicable law to be imposed) and (y) the exercise price per Share of such portion of the Option is less than the Fair Market Value, then on the date that such portion of the Option is scheduled to expire, such portion of the Option (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the exercise price and the minimum withholding taxes due (if any) upon such automatic exercise (as described in Section 6(c)(v), below), and the net number of Shares resulting from such automatic exercise shall be delivered to the Participant as soon as practicable thereafter.

c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant: (i) in cash or its equivalent (e.g., by check); (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, provided, that such Shares have been held by the Participant for such period of time as the Company’s accountants may require to avoid adverse accounting treatment; (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares; (iv) if there should be a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (v) to the extent permitted by the Committee, through a “net settlement” feature (i.e., having Shares with a Fair Market Value equal to the aggregate Option Price withheld by the Company from any Shares that would have otherwise been received by the Participant upon exercise of the Option). No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

d)

ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (x) within two years after the date of grant of such ISO or (y) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

f)	Repricing of Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Option Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Option Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 10(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

7.	Terms and Conditions of Stock Appreciation Rights

a)	Grants. The Committee may also grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

b)

Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards, as described in Section 4(b)); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option; and provided, further, that the exercise price of a Stock Appreciation Right that is granted in exchange for an Option may be less than the Fair Market Value on the grant date if such exercise price is equal to the Option Price of the exchanged Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment to the Participant shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the

Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

d)	Repricing of Stock Appreciation Rights. Notwithstanding any provision herein to the contrary, the repricing of a Stock Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Stock Appreciation Right in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 10(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

8.	Other Stock-Based Awards

The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares, Awards of restricted stock units, Awards of dividend equivalent units and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of Shares (such Awards, “Other Stock-Based Awards”), but shall not award any dividend equivalent payment or unit of value with respect to Options. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum number of Shares for which Other Stock-Based Awards may be granted during a fiscal year to any Participant shall be 500,000.

9.	Performance-Based Awards.

a)

The Committee, in its sole discretion, may grant Awards which are denominated in Shares or cash (such Awards, “Performance-Based Awards”), which Awards may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Award upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Performance-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable).

b)	A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee. Such determination shall be made (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity; (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; (25) independent industry ratings or assessments; (26) total shareholders’ return; (27) economic profit; (28) launching of new products or services; (29) risk management; and (30) physician recruitment. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum number of Shares subject to a Performance-Based Award granted in respect of any given performance period that may be earned with respect to each fiscal year of the Company covered by the performance period by any Participant shall be 500,000 Shares. For the avoidance of doubt, to the extent that a Performance-Based Award may be earned over a period that is longer than one fiscal year of the Company, the foregoing limitations shall apply to each full or partial fiscal year during or in which such Award may be earned.

c)	The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, and such Performance-Based Award is intended to be deductible by the Company under Section 162(m) of the Code, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification, to the extent applicable, is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

10.	Adjustments upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

a)	Generally. In the event of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, any equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718), or any distribution to shareholders other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make, in a manner determined in its sole discretion and without liability to any Person, such substitution or adjustment as it deems reasonably necessary to address, on an equitable basis, the effect of such event (subject to Section 20), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a fiscal year to any Participant, (iii) the maximum amount of a Performance Based Award that may be granted during a fiscal year to any Participant, (iv) the Option Price or exercise price of any Award and/or (v) any other affected terms of such Awards.

b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 20), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for payment in cash or in the same form(s) of payment as the consideration received by holders of Shares in the Change in Control transaction in an amount equal to the fair value of such Awards (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights (and otherwise, the Committee may cancel Awards for no consideration if the aggregate Fair Market Value of the shares subject to such Awards is less than or equal to the aggregate Option Price of such Options or exercise price of such Stock Appreciation Rights) or (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion.

11.	Forfeiture/Clawback

Any Awards granted under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable law or listed company rules or to the extent otherwise provided in an Award agreement at the time of grant.

12.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

13.	Securities Laws

The Board may refuse to instruct the Company to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with the applicable requirements of applicable securities laws.

14.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. In no event shall an Award be transferable by a Participant to a Person other than such Participant’s immediate family (or a trust or estate planning vehicle for the benefit of the Participant’s immediate family) for value or consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

16.	Amendments or Termination

Subject to the limitations imposed under Sections 6(f) and 7(d) of this Plan, the Board may amend, alter or discontinue the Plan or any outstanding Award, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company (i) to increase the number of Shares reserved under the Plan, (ii) to modify the requirements for participation in the Plan or (iii) to the extent such shareholder approval is required by or desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares, or (b) without the consent of a Participant, if such action would materially and adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax or accounting consequences to the Company or to Participants).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

17.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

18.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

19.	Effectiveness of the Plan

The Company’s 2009 Stock Incentive Plan (the “Original Plan”) was originally adopted by the Board on December 16, 2009. The Plan, as amended and restated herein, shall be effective upon the Effective Date. To the extent that the rights of any Participant with respect to Awards granted under the Original Plan prior to the Effective Date would be materially adversely impaired by the modifications to the Plan as of the Effective Date, such Awards shall remain subject to the provisions of the Original Plan as in effect prior to the Effective Date.

20.	Section 409A of the Code

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. References under the Plan or an Award to the Participant’s termination of Employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of Employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

The Company shall use commercially reasonable efforts to implement the provisions of this Section 20 in good faith; provided that neither the Company, the Board, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 20.

21.	Awards Subject to the Plan

In the event of a conflict between any term or provision contained in the Plan and a term contained in any Award agreement, the applicable terms and provisions of the Plan will govern and prevail.

22.	Fractional Shares

Notwithstanding other provisions of the Plan or any Award agreements thereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to the Plan or any Award and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.

23.	Severability

If any provision of the Plan or any Award is, or becomes or is deemed to be invalid, illegal, unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

Appendix B

TEAM HEALTH HOLDINGS, INC.

AMENDED AND RESTATED ANNUAL MANAGEMENT INCENTIVE PLAN

(EFFECTIVE JANUARY 1, 2013)

1.	Purpose of the Plan

The purpose of the Plan is to enable the Company and its Affiliates to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

a)	“Administrator” shall mean the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

b)	“Affiliate” shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

c)	“Board” shall mean the Board of Directors of the Company.

d)	“Bonus Award” shall mean, with respect to any Participant, such Participant’s bonus opportunity with respect to a Performance Period awarded hereunder, which will be expressed by reference to a Target Annual Bonus comprised of a Financial Performance Component and Operating Performance Component, each subject to achieving at least the applicable Threshold Performance Level.

e)	“Change in Control” shall have the meaning set forth in the Company’s 2013 Stock Incentive Plan.

f)	“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

g)	“Company” shall mean Team Health Holdings Inc.

h)	“Financial Performance Component” shall mean written performance targets established by the Administrator for a Performance Period during the Determination Period in accordance with Section 4(a) and shall be performance goals which must be objective and shall be based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity; (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; (25) independent industry ratings or assessments; (26) total shareholders’ return; (27) economic profit; (28) launching of new products or services; (29) risk management; and (30) physician recruitment. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items.

i)	“Financial Component Pool” shall mean, with respect to each Participant, the portion of their Target Annual Bonus for the applicable Performance Period which will be earned based upon achievement of the Financial Performance Component for such Performance Period.

j)	“Operating Component Pool” shall mean, with respect to each Participant, the portion of their Target Annual Bonus for the applicable Performance Period which will be earned, subject to achievement of at least Threshold Performance Level, based upon achievement of the Operating Performance Component for such Performance Period.

k)	“Operating Performance Component” shall mean, for any Performance Period, the specific objectives as defined by senior management of the Company and the Administrator and based upon the senior management’s assessment of the Company’s and the Participant’s individual’s performance.

l)	“Participant” shall mean each executive officer of the Company and other key employee of the Company or an Affiliate whom the Administrator designates as a participant under the Plan with respect to any Performance Period.

m)	“Performance Period” shall mean each fiscal year of the Company, or such other period as may be established by the Administrator.

n)	“Person” shall mean a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

o)	“Plan” shall mean the Team Health Holdings Inc. Amended and Restated Annual Management Incentive Plan as set forth herein and as may be amended from time to time.

p)	“Subsidiary” shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

q)	“Target Annual Bonus” shall mean, with respect to any Participant, their aggregate target annual bonus opportunity with respect to a Performance Period expressed as a percentage of their base salary as in effect on a designated date within the Determination Period for the applicable Performance Period.

r)	“Threshold Performance Level” shall mean the minimum level of performance based upon one or more Financial Performance Components established by the Administrator with respect to a Performance Period that must be achieved in order for any portion of the Bonus Award to be earned under the Plan for such Performance Period. The Committee may elect to establish different Threshold Performance Levels with respect to each of the Financial Component Pool and the Operating Component Pool within a particular Performance Period (with any such Threshold Performance Level being based on one or more Financial Performance Components).

3.	Administration

The Plan shall be administered and interpreted by the Administrator, provided however, that the Board may, in its sole discretion (and to the extent permitted under Section 162(m) of the Code, in the case of Bonus Awards intended to qualify as performance based compensation for purposes of Section 162(m) of the Code), take any action delegated to the Administrator under this Plan as it may deem necessary for the effective administration of this Plan. The Administrator may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto), to the extent such qualification requirements apply in connection with the contemplated Bonus Award. The Administrator shall establish the performance objectives for any Performance Period in accordance with Section 4 and certify whether and to what extent such performance objectives have been obtained. Any determination made by the Administrator under the Plan shall be final and conclusive. The Administrator may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or an Affiliate) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Administrator shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.	Bonuses

a)	Performance Criteria.

i.	In the beginning of each Performance Period, the Administrator shall establish the Financial Performance Component and Operating Performance Component that will be applicable to Participant bonus opportunities with respect to such Performance Period and which shall be established by the Administrator (i) while the outcome of the performance goals included in the Financial Performance Component for that Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which such performance goals relate or, if less, the number of days which is equal to 25% of the relevant Performance Period (the “Determination Period”). The terms and conditions of the Financial Performance Component and Operating Performance Components established by the Administrator and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated.)

ii.	The Financial Performance Component for each Performance Period may contain a Threshold Performance Level as well as target and maximum achievement levels which can increase or decrease the potential payments under the Financial Performance Component Pool. No payment will be made under the Financial Performance Component if the Threshold Performance Level is not achieved, and no additional amount will be paid under the Financial Performance Component if greater than the maximum level of achievement is achieved.

iii.	The Operating Performance Component, if any, for each Performance Period will be subject to achievement of at least the applicable Threshold Performance Level and to the discretion of the Administrator pursuant to Section 4(d) after considering the individual executive officers’ achievement of specific objectives as defined by the Administrator after consultation with senior management, as well as the Administrator’s and senior management’s assessment of the Company’s past and future performance, including, but not limited to, operational performance during the Performance Period and the position of the Company for the achievement of acceptable earnings growth in the subsequent year. The specific objectives defined by the Administrator after consultation with senior management may vary from Performance Period to Performance Period and from one Participant to another and may be given different weightings. These objectives will typically be qualitative objectives, and the Administrator shall apply its business judgment in assessing the extent to which the individual Participants met their objectives.

b)	Target Incentive Bonuses. During the Determination Period with respect to each Performance Period, the Administrator shall establish the Target Annual Bonus for each Participant with respect to the applicable Performance Period as well as the determination of what percentage of such Target Annual Bonus will be allocated to the Participant’s Financial Component Pool and Operating Component Pool for such Performance Period.

c)

Maximum Amount Payable. As soon as practicable after a Performance Period ends, the Administrator shall determine and certify in writing (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 4(a) with respect to both the Financial Performance Component and Discretionary Performance Component have been satisfied, and (ii) for each Participant who is employed by the Company or one of its Affiliates on the last day of the Performance Period for which a bonus is payable, the actual bonus to which such Participant shall be entitled, subject to Section 4(d), taking into consideration the extent to which the performance objectives have been met and such other factors as the Administrator may deem appropriate. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any fiscal year of the Company in excess of $3 million (such maximum bonus amount to be proportionately adjusted for Performance Periods that are shorter or longer than one year).

d)	Negative Discretion/No Waiver. Notwithstanding anything else contained in Section 4 to the contrary, the Administrator shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(a) based on individual performance or any other factors that the Administrator, in its discretion, shall deem appropriate and (ii) to establish rules or procedures during the Determination Period with respect to any Performance Period that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c). The Administrator shall not have the authority to waive any applicable performance goals with respect to a Performance Period or otherwise pay amounts with respect to a Bonus Award in excess of those earned by a Participant with respect to a Performance Period based upon actual performance.

e)	Termination of Employment. Unless otherwise determined by the Administrator or as specified in the Participant’s employment agreement with the Company or any of its Affiliates, a Participant shall not be entitled to the payment of any bonuses hereunder with respect to a Performance Period in the event of the termination of the Participant’s employment with the Company and its Affiliates for any reason prior to the last day of the applicable Performance Period.

f)	Change in Control. In the event of a Change in Control, the Board (as constituted immediately prior to the Change in Control) shall, in its sole discretion, determine whether and to what extent the performance criteria have been met or shall be deemed to have been met for the year in which the Change in Control occurs.

5.	Payment

a)

In General. Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Administrator certifies that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Administrator determines the amount of any such bonus; but in any event, no later than two and one-half months (2 1/2 months) following the end of the Performance Period to which such bonus relates.

b)	Form of Payment. All bonuses hereunder shall be paid in cash.

6.	General Provisions

a)	Effectiveness of the Plan. The Plan shall become effective as of January 1, 2013 (the “Effective Date”), provided that any Bonus Awards granted prior to the date on which the Company’s shareholders approve the plan shall be contingent upon obtaining such shareholder approval. It is anticipated that shareholders will vote to re-approve the Plan (after its initial approval) no later than the day of the first meeting of shareholders of the Company that occurs in 2018.

b)	Amendment and Termination. The Board or the Administrator may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect any then existing rights of any Participant in respect of any Performance Period that has already commenced.

c)	Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural Person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

d)	No Right to Continued Employment or Awards. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Affiliates. There is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

e)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

f)	Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

g)	Forfeiture/Clawback. Any Bonus Awards granted under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable law or listed company rules or to the extent otherwise provided by the Administrator at the time of grant for any Bonus Award.

h)	Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

i)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

j)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflicts of laws.

k)	Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

Driving Directions to the Annual Meeting

Doubletree Metropolitan Hotel

569 Lexington Avenue

New York, NY 10022

From LaGuardia Airport (LGA): Approximate driving time is 25 minutes and distance is 10 miles. From the airport exit, take Grand Central Pkwy W to Bridge (toll). Cross over bridge and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From JFK International Airport (JFK): Approximate driving time is 45 minutes and distance is 15 miles. Most direct routes into Manhattan require tolls. Depart the airport via the Van Wyck Expwy / Airport exit. Take Van Wyck Expwy, I-678, into Grand Central Pkwy W. Cross Bridge (toll) and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From New Jersey: From the New Jersey Turnpike, to Exit 16E (Lincoln Tunnel). Turn left out of tunnel onto 42nd St. at 42nd St. turn right. Take 42nd to 3rd Ave and turn left onto 3rd Ave. Take 3rd Ave to 51st St. and turn left. The off-site parking garage is approximately 150 feet on the left.

From Upstate New York: NY State Thruway (I-87) South to the Major Deegan to the Bridge to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive south to 53rd St. exit. Move along 53rd St. up to 2nd Ave. and turn left (and stay to your right). Hotel parking garage will be on your left. From Buffalo, Rochester and Syracuse area, take I-90 to I-87 South and follow directions above.

From New England: I-95 (or I295) South to the Bruckner Expressway (I-278) to the Bridge then to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive South to the 53rd St. Exit. Move along 53rd Street to 2nd Ave, and turn left (and stay to your right). Stay on 2nd Ave to 51st St. and then turn right. Proceed a block and a half on 51st St. and the off-site parking garage will be on your left.

From Long Island: Long Island Expressway (LIE/ I-495) to Queens Mid-Town Tunnel. When you exit the tunnel, follow the uptown direction arrow and drive to 3rd Ave. At 3rd Ave. turn right. Take 3rd Ave. to 51st. St. and turn left. The off-site parking garage is approximately 150 feet to your left on 51st St.

From Pennsylvania: Pennsylvania Turnpike East to New Jersey Turnpike North. Take NJ Turnpike to Exit 16E (Lincoln Tunnel). Turn left out of tunnel to 42nd St.; at 42nd St. turn right. Take 42nd St. to 3rd Ave. and turn left onto 3rd Ave. and turn left onto 51st St. The off-site parking garage is approximately 150 feet on the left.

TEAM HEALTH HOLDINGS, INC. 265 BROOKVIEW CENTRE WAY SUITE 400 KNOXVILLE, TN 37919

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:

01	H. Lynn Massingale, MD 02 Neil P. Simpkins 03 Earl P. Holland
The Board of Directors recommends you vote FOR the following proposal(s):								For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent public accounting firm for 2013.							☐	☐	☐
3.	Approval of Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan.							☐	☐	☐
4.	Approval of Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Please see the “Driving Directions to the Annual Meeting” in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.
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TEAM HEALTH HOLDINGS, INC Annual Meeting of Stockholders May 22, 2013 This proxy is solicited by the Board of Directors

The undersigned stockholder of Team Health Holdings, Inc., a Delaware corporation, hereby revokes all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof, acknowledges receipt of the Notice of Internet Availability of Proxy Materials, and/or the Proxy Statement, dated April 9, 2013, and appoints Greg Roth, President and Chief Executive Officer, David P. Jones, Executive Vice President and Chief Financial Officer, and Heidi S. Allen, Senior Vice President and General Counsel, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Team Health Holdings, Inc. to be held at Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, NY 10022, on Wednesday, May 22, 2013 at 12:30 p.m. (EDT), and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of common stock of Team Health Holdings, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees listed on the reverse side and FOR Proposal 2, 3, and 4, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

Continued and to be signed on reverse side